Exhibit 4.2

Execution Version

SECOND LIEN CREDIT AGREEMENT

DATED AS OF DECEMBER 23, 2009

AMONG

PANOLAM INDUSTRIES INTERNATIONAL, INC.,

PANOLAM HOLDINGS CO.,

THE LENDERS LISTED HEREIN,
as Lenders,

and

APOLLO LAMINATES AGENT, LLC,
as Administrative Agent

		Page No.

SECTION 1.	DEFINITIONS	2

1.1	Definitions	2

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	27

1.3	Other Definitional Provisions and Rules of Construction	28

1.4	Rounding	28

SECTION 2.	AMOUNTS AND TERMS OF LOANS	29

2.1	Loans; Optional Notes	29

2.2	Interest on the Loans	30

2.3	Fees	31

2.4	Repayments and Prepayments of Loans; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Second Lien Guaranties	31

2.5	[Reserved]	36

2.6	[Reserved]	36

2.7	Taxes	36

2.8	Statement of Lenders; Obligation of Lenders to Mitigate	40

2.9	[Reserved]	40

2.10	Replacement of a Lender	40

SECTION 3.	[RESERVED]	41

SECTION 4.	CONDITIONS TO LOANS	41

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	46

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	46

5.2	Authorization of Borrowing, etc.	47

5.3	Financial Condition	48

5.4	No Material Adverse Change	48

5.5	Title to Properties; Liens; Real Property; Intellectual Property	48

5.6	Litigation; Adverse Facts	49

5.7	Payment of Taxes	49

i

(continued)

(continued)

(continued)

(continued)

		Page No.

10.21	Entire Agreement; No Third Party Beneficiaries	110

10.22	Intercreditor Agreement	110

10.23	Legend	110

v

EXHIBITS

I	FORM OF NOTE

II	FORM OF ACCOUNT CONTROL AGREEMENT

III	FORM OF COMPLIANCE CERTIFICATE

IV	FORM OF OPINION OF COMPANY COUNSEL

V	FORM OF ASSIGNMENT AGREEMENT

VI	FORM OF SOLVENCY CERTIFICATE

VII	FORM OF SUBSIDIARY GUARANTY

VIII	FORM OF SECOND LIEN SECURITY AGREEMENT

IX	FORM OF HOLDINGS GUARANTY

X	FORM OF NOTICE OF PREPAYMENT

1

SCHEDULES

2.1A	EXISTING LOANS

4.1H	CLOSING DATE MORTGAGES; CLOSING DATE MORTGAGED PROPERTIES; CLOSING DATE MORTGAGE POLICIES

5.1A	JURISDICTIONS OF ORGANIZATION

5.1C	SUBSIDIARIES

5.4	MATERIAL ADVERSE CHANGE

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LITIGATION

5.12	ENVIRONMENTAL MATTERS

5.17	DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

5.18	INSURANCE

6.15	POST-CLOSING ITEMS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.9	PERMITTED AGREEMENTS WITH AFFILIATES

2

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT is dated as of December 23, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) and entered into by and among PANOLAM INDUSTRIES INTERNATIONAL, INC., a Delaware corporation (“Company”), PANOLAM HOLDINGS CO., a Delaware corporation (“Holdings”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), and APOLLO LAMINATES AGENT, LLC (“Apollo Agent”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Company, Panolam Holdings II Co., Existing First Lien Lenders and Existing First Lien Administrative Agent are parties to, inter alia, that certain Credit Agreement, dated as of September 30, 2005 (as amended by that certain First Amendment to Credit Agreement and Waiver dated as of February 27, 2006, as further amended by that certain Second Amendment to Credit Agreement dated as of March 1, 2006, as further amended by that certain Third Amendment to Credit Agreement and Limited Waiver dated as of March 30, 2007 and as further amended by that certain Fourth Amendment to Credit Agreement, dated as of September 14, 2009, and as may have been further amended, restated, amended and restated, supplemented or otherwise modified immediately prior to the date hereof, the “Existing First Lien Credit Agreement”).

WHEREAS, on November 4, 2009, Company, Holdings and the Domestic Subsidiaries (collectively, the “Debtors”) commenced Chapter 11 Case Nos. 09-13889 (MFW), 09-13893 (MFW), 09-13894 (MFW), 09-13896 (MFW), 09-13892 (MFW), 09-13895 (MFW), 09-13890 (MFW), and 09-13891 (MFW), as administratively consolidated as Chapter 11 Case No 09-13889 (MFW) (collectively, the “Bankruptcy Case”) by filing voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as now and hereafter in effect, or any successor statute, the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, as part of the comprehensive financial restructuring (the “Restructuring”) to be implemented by the Debtors’ Chapter 11 plan of reorganization (the “Plan”) that was confirmed by the Bankruptcy Court on December 10, 2009, Company, Holdings certain of the Existing First Lien Lenders and Administrative Agent have agreed to enter into this Agreement to, among other things, re-evidence, ratify and reaffirm certain Obligations (as such term is defined in the Existing First Lien Credit Agreement as in effect prior to the date hereof) that shall be repayable hereafter in accordance with the respective terms and provisions hereof;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by its grant to Administrative Agent, on behalf of Lenders, of a Second Priority Lien on substantially all of its real, personal and mixed property, all of the

Capital Stock of its Domestic Subsidiaries and 100% of the non-voting Capital Stock (if any) and 65% of the Capital Stock of its first-tier Foreign Subsidiaries;

WHEREAS, Holdings and Subsidiary Guarantors have guaranteed the Obligations hereunder and under the other Loan Documents and desire to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a Second Priority Lien on substantially all of their real, personal and mixed property, all of the Capital Stock of their respective Domestic Subsidiaries and 100% of the non-voting Capital Stock (if any) and 65% of the Capital Stock of their respective first-tier Foreign Subsidiaries; and

WHEREAS, these Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Holdings, Lenders and Administrative Agent agree as follows:

Section 1.                                          DEFINITIONS

1.1          Definitions.

The following terms used in this Agreement shall have the following meanings:

“Account Control Agreement” shall mean, as applicable (a) a control agreement with respect to Deposit Accounts of each Loan Party (but not including any Trust Fund Accounts or De Minimis Accounts), among such Loan Party, the bank at which such Deposit Accounts are held, the First Lien Agent and the Administrative Agent, substantially in the form annexed as Exhibit II hereto or otherwise in form and substance satisfactory to the Administrative Agent, or (b) a control agreement with respect to Securities Accounts of each Loan Party, among such Loan Party, the securities intermediary with which such Securities Accounts are held, the First Lien Agent and the Administrative Agent in form and substance satisfactory to the Administrative Agent.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgages” has the meaning assigned to that term in subsection 6.9.

“Administrative Agent” has the meaning assigned to that term in the preamble to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” has the meaning assigned to that term in the preamble hereto.

“Apollo Agent” has the meaning assigned to that term in the preamble to this Agreement.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly owned Subsidiaries, in any single transaction or a series of transactions, of (i) any of the Capital Stock of any of Company’s Subsidiaries whether newly issued or outstanding, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other property or assets (whether tangible or intangible) of Company or any of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit V annexed hereto.

“Bankruptcy Case” has the meaning assigned to that term in the recitals hereto.

“Bankruptcy Code” has the meaning assigned to that term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to that term in the recitals hereto.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower Materials” has the meaning assigned to that term in subsection 10.7C.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Canadian Subsidiary” means Panolam Industries, Ltd. and any wholly-owned Subsidiary of Panolam Industries, Ltd. incorporated or organized in Canada or any province or territory thereof.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada or (b) issued by any agency or instrumentality of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, respectively, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state, commonwealth or territory of the United States or any province of Canada or any political subdivision of any such state, commonwealth, territory or province, as applicable, or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from any of S&P, Moody’s or DBRS, as applicable; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s or at least R-1 from DBRS, as may be applicable; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued or fully guaranteed by the United States; (vi) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii), (iv) and (v) above, and (b) has capital of not less than $500,000,000; and (vii) solely with respect to Foreign Subsidiaries, non-Dollar denominated (a) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (b) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Change in Control” means any of the following:  (i) at any time, any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Equity Holders, shall become the beneficial owner, directly or indirectly, of a percentage of the Capital Stock of Company in excess of the greater of (a) the percentage of Company’s Capital Stock (on a fully diluted basis) owned beneficially by the Equity Holders at such time, or (b) 35% of the Capital Stock (on a fully diluted basis), or (ii) during any period of twelve (12) consecutive months, the Governing Body of Company shall not consist of a majority of the Continuing Members; (iii) at any time prior to the consummation of a Qualifying IPO of the Capital Stock of Company, the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company; or (iv) the occurrence of any “Change in Control” as defined in the First Lien Credit Agreement.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means December 23, 2009.

“Closing Date Mortgage Policies” has the meaning set forth in subsection 4.1H.

“Closing Date Mortgaged Properties” has the meaning set forth in subsection 4.1H.

“Closing Date Mortgages” has the meaning set forth in subsection 4.1H.

“Collateral” means, collectively, all of the property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, all Account Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any property of that Loan Party as security for the Obligations.

“Communications” has the meaning assigned to that term in subsection 10.7B.

“Company” has the meaning assigned to that term in the preamble to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit III annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.  For purposes of this definition, the purchase price of any asset that is purchased substantially simultaneously with the exchange of existing assets or with Net Insurance/Condemnation Proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller for the assets being exchanged at such time or the amount of such Net Insurance/Condemnation Proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs); provided, however, the parties agree that the Consolidated Cash Interest Expense for the third Fiscal Quarter of 2009 shall equal $3,201,624 and the Consolidated Cash Interest Expense for the fourth Fiscal Quarter of 2009 shall equal $3,201,624.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of long-term Indebtedness and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of:

(i)                                     Consolidated Net Income,

(ii)                                  Consolidated Interest Expense,

(iii)                               provisions for taxes based on income or profits and franchise or similar taxes,

(iv)                              total depreciation expense,

(v)                                 total amortization expense,

(vi)                              actual and documented customary fees, costs and expenses incurred in connection with any equity or debt offering, Investment, recapitalization or Indebtedness (in each case, as permitted by this Agreement) or in connection with the consummation of Permitted Acquisitions,

(vii)                           restructuring charges or reserves (including, without limitation, retention, severance, systems establishment cost, excess pension charges, contract termination costs including future lease commitments, and costs to consolidate facilities and relocate employees), which cash restructuring charges and reserves shall not exceed $2,000,000 in any four (4) consecutive Fiscal Quarters.

(viii)                        net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,

(ix)                                net gain or loss under any Hedge Agreement permitted by this Agreement,

(x)                                   other non-cash items (including, without limitation, any impairment charges, the impact of purchase accounting including, without limitation, the amortization of inventory step-up and stock based compensation plans but excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period),

(xi)                                to the extent actually reimbursed (and to the extent such reimbursement is not otherwise included in Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(xii)                             to the extent covered by insurance (and to the extent the proceeds of such insurance are not otherwise included in Consolidated Net Income) under which the insurer has been properly notified and has not denied or contested coverage, charges and expenses with respect to liability or casualty events, business interruption or product recalls,

(xiii)                          letter of credit fees, and

(xiv)                         Transaction Costs,

but only, in the case of clauses (ii)-(xiv), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries and in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding voluntary repayments of Term Loans (as defined in the First Lien Credit Agreement) and repayments of Revolving Loans (as defined in the First Lien Credit Agreement) except to the extent the Revolving Loan Commitment Amount (as defined in the First Lien Credit Agreement) is permanently reduced in connection with such repayments and, after the Discharge of First Lien Obligations, voluntary repayments of Loans), (b) Consolidated Capital Expenditures solely to the extent permitted under subsection 7.8 (net of any proceeds of any related financings classified as long-term Indebtedness with respect to such expenditures), (c) Consolidated Cash Interest Expense (but including all amounts in respect of items in clauses (i) and (ii) of the definition of “Consolidated Interest Expense”), (d) current taxes based on income or profits and franchise or similar taxes of Company and its Subsidiaries and paid or payable in cash with respect to such period, (e) fees, costs and expenses paid in cash in connection with any equity or debt offering, Investment, recapitalization or Indebtedness permitted by this Agreement or in connection with any Permitted Acquisition, to the extent added to Consolidated EBITDA pursuant to clause (vi) of the definition thereof, (f) the portion of the purchase price of Permitted Acquisitions funded with cash and not constituting long-term Indebtedness, (g) restructuring charges or reserves paid in cash with respect to such period, to the extent added to Consolidated EBITDA pursuant to clause (vii) of the definition thereof, and (h) amounts added to Consolidated EBITDA pursuant to clauses (viii), (ix), (xi), (xii), (xiii) and (xiv) of the definition thereof.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, net of interest income, including amortization of all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net payments under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however (i) the fees paid to Existing First Lien Administrative Agent (in its capacity as Administrative Agent under the Existing First Lien Credit Agreement), Noteholders and Senior Lender Group on the Closing Date in connection with the Restructuring, in an aggregate amount not to exceed $3,500,000 and (ii) fees and expenses associated with an Investment permitted by subsection 7.3 and issuances of Capital Stock of Company or its Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) any after-tax gains or losses attributable to asset sales, (iii) the net income (but not loss) of any Subsidiary of Company (other than a Loan Party) to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by a contract, operation of law or otherwise, (iv) the income (or loss) attributable to discontinued operations (including, without limitation, operations disposed of during such period, whether or not such operations were classified as discontinued), (v) any gains realized on, or because of, the purchase or other acquisition by Company or any of its Subsidiaries of any securities of such Person or any of its Subsidiaries, (vi) the amount equivalent to the cumulative effect of a change in accounting principles of Company or any of its Subsidiaries, and (vii) (to the extent not included in clauses (i) through (vi) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Debt” means, as at any date of determination, the aggregate stated balance sheet amount of the Indebtedness of Company and its Subsidiaries, set forth in the “Liabilities” section of the balance sheet, in respect of the Indebtedness arising pursuant to the First Lien Credit Agreement, determined on a consolidated basis in accordance with GAAP, net of unrestricted Cash and Cash Equivalents and Cash and Cash Equivalents restricted only in favor of (i) Administrative Agent, the Lenders or the other “Secured Parties”

pursuant to the Loan Documents and (ii) the First Lien Agent, the First Lien Lenders or the other “Secured Parties” pursuant to the First Lien Credit Documents.

“Consolidated Senior Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Senior Debt as at such day to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day, calculated on a Pro Forma Basis.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, net of unrestricted Cash and Cash Equivalents and Cash or Cash Equivalents restricted only in favor of (i) Administrative Agent, the Lenders or the other “Secured Parties” pursuant to the Loan Documents and (ii) the First Lien Agent, the First Lien Lenders or the other “Secured Parties” pursuant to the First Lien Credit Documents.

“Consolidated Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such day to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day, calculated on a Pro Forma Basis.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other payment obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty or endorsement (other than for collection or deposit in the ordinary course of business) by such Person of the payment obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in clause (i) of the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Member” means, as of any date of determination any member of the Governing Body of the Qualifying IPO Issuer who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved or received the vote of the Equity Holders in his or her election by the stockholders of the Qualifying IPO Issuer.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“DBRS” means Dominion Bond Rating Service.

“Debtors” has the meaning assigned to that term in the recitals hereto.

“De Minimis Account” has the meaning assigned to that term in subsection 5.17.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Discharge of First Lien Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“Disclosure Statement” means the Disclosure Statement Relating to the Debtors’ Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Panolam Holdings Co., Panolam Holdings II Co., Panolam Industries International, Inc., Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holdings Corp., Nevamar Holdco, LLC and Nevamar Company, LLC, Docket No. 5.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia other than a Subsidiary (x) which is a disregarded entity for U.S. federal income tax purposes and (y) substantially all of the assets of which are equity interests in Foreign Subsidiaries.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender or any Approved Fund of any Lender; and (ii) any other Person (other than a natural person) approved by the Administrative Agent; provided that neither Company, nor any of its Affiliates (other than the Equity Holders and their Permitted Successors) shall be an Eligible Assignee; provided, further that any Lender may convert its Loans to Capital Stock of Holdings or its direct or indirect parent and may contribute its Loans to Company or any of its Affiliates via an Assignment Agreement in order to effectuate such conversion.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Company, its Subsidiaries or any of their ERISA Affiliates, (ii) which was at any time during the last six years maintained, contributed to or terminated by Company, its Subsidiaries or any of their ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Company, or (iii) with respect to which there is any potential or outstanding liability of Company.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all current or future applicable statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity or (ii) the generation, use, storage, transportation or disposal of Hazardous Materials in any manner applicable to Company or any of its Subsidiaries or any Facility.

“Equity Holders” means, collectively, the Persons receiving “New Capital Stock” under, and as defined in the Plan, and/or, their respective Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof) and, except for purposes of the definitions of “Change in Control” and “Eligible Assignee,” the Management Shareholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with

Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (i) taxes that are imposed on the overall net income and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized, has its principal office or maintains its applicable lending office, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) gross receipts taxes imposed in lieu of net income taxes by the jurisdiction under the laws of which such Lender is organized, has its principal office or maintains its applicable lending office, (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Company is located, (iv) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.10), any United States withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (y) is attributable to such Foreign Lender’s failure or inability (except as a result of a Change in Law other than a Change in Law described in subsection 2.7B(iv)(g)) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, or (z) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (d) of subsection 2.7B(iv), and (v) all liabilities, penalties and interest with respect to any of the foregoing excluded taxes.

“Existing First Lien Administrative Agent” means the administrative agent under the Existing First Lien Credit Agreement.

“Existing First Lien Credit Agreement” has the meaning assigned to that term in the recitals hereto.

“Existing First Lien Lenders” means the lenders from time to time party to the Existing First Lien Credit Agreement.

“Existing Loans” has the meaning assigned to that term in subsection 2.1A.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Company or any of its Subsidiaries.

“Financial Officer” means an Officer who is the chief executive officer, chief financial officer or a vice president of finance, or any other Officer who serves in a similar capacity to any of the foregoing.

“Financial Plan” has the meaning assigned to that term in subsection 6.1L(ii).

“First Lien Agent” means the administrative agent for the First Lien Lenders under the First Lien Credit Agreement.

“First Lien Collateral Documents” means the Collateral Documents (as defined in the First Lien Credit Agreement).

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 23, 2009, by and among Company, Holdings, the First Lien Lenders and First Lien Agent.

“First Lien Credit Documents” means the First Lien Credit Agreement and all of the Loan Documents (as defined in the First Lien Credit Agreement).

“First Lien Holdings Guaranty” means the Amended and Restated Holdings First Lien Guaranty executed and delivered by Holdings in connection with the First Lien Credit Agreement.

“First Lien Lenders” means the lenders from time to time party to the First Lien Credit Agreement.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i)-(xvi), (xviii)-(xx) or (xxii) of subsection 7.2A of the First Lien Credit Agreement).

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

“Funding and Payment Office” means the office of Administrative Agent located at 9 West 57th Street, New York, New York, 100019 or such other office of

Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination, subject to subsection 1.2.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration or other authorization of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iii).

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to the environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority having jurisdiction over the foregoing.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or any exchange contract, swap agreement, futures contract, option contract, synthetic cap or collar or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Holdings” has the meaning assigned to that term in the preamble to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit IX annexed hereto.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and similar instruments representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument excluding, in each case (x) any such obligations incurred under ERISA, (y) trade payables in the ordinary course of business and (z) any earn out obligation until such obligation appears in the liability section of the balance sheet of such Person, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Intercreditor Agreement” has the meaning assigned to that term in subsection 10.23.

“Interest Payment Date” means, with respect to the Loans, the 20th day of each February, May, August and November of each year, commencing on February 20, 2010.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company) or any acquisition, by purchase or otherwise, of all or substantially all the business, property or fixed assets of any Person, or any division or line of business of any Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the reasonable discretion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Leasehold Property” means any material leasehold interest of any Loan Party (other than a Foreign Subsidiary) as lessee under any lease of real property used for manufacturing, other than any such leasehold interest designated from time to time by Administrative Agent in its reasonable discretion as not being required to be included in the Collateral, which designation may be made based upon a determination by Administrative Agent in its reasonable discretion that the costs of obtaining a security interest in such leasehold interest are unreasonably excessive in relation to the benefit to Lenders of the security afforded thereby.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement in the nature of security.

“Liquidity” means the sum of (i) Company’s Cash and Cash Equivalents plus (ii) the difference between (a) the Revolving Loan Commitment Amount (as defined in the First Lien Credit Agreement in effect as of the date hereof as such amount may be increased or reduced pursuant to the terms of the First Lien Credit Agreement) and (b) the Total Utilization of Revolving Loan Commitments (as defined in the First Lien Credit Agreement), in each case as of the date of determination.

“Loan” or “Loans” means one or more of the term loans continued pursuant to subsection 2.1.

“Loan Documents” means this Agreement, the Notes, the Second Lien Guaranties and the Collateral Documents.  In the event of any conflict between this Agreement and any other Loan Document, this Agreement shall govern and control.

“Loan Exposure”, with respect to any Lender, means, as of the date of determination, the outstanding principal amount of the Loans of that Lender.

“Loan Party” means each of Holdings, Company and any of Company’s Domestic Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Management Shareholders” means Robert J. Muller, Jr. and other members of management of Company and its Subsidiaries, who own Capital Stock of Company as of the Closing Date.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, results of operations or condition (financial or otherwise) of Holdings, Company and their respective Subsidiaries taken as a whole or (ii) the impairment of the ability of (a) Company or the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which they are a party, or (b) Administrative Agent or Lenders to enforce their rights and remedies in respect of the Obligations.

“Maturity Date” means June 30, 2014.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage.  “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale pursuant to subsections 7.7B(vi), (xiii) or (xvii) means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid under the terms thereof as a result of such Asset Sale, (iii) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred in connection with such Asset Sale, and (iv) for so long as such reserve is maintained, any reserve for adjustment in respect of (a) the sale price of such asset or assets established in accordance with GAAP and (b) any liabilities associated with such asset or assets and retained after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, however, that Net Asset Sale Proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Holdings or any of its Domestic Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings, Company or any of their respective Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case, net of any actual and reasonable documented costs incurred by Holdings, Company or any of their respective Subsidiaries, as applicable, in connection with the adjustment or settlement of any claims of Holdings, Company or such Subsidiary in respect thereof including, without limitation, (1) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such event, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid under the terms thereof as a result of such event, (3) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred in connection with such event, and (4) for so long as such reserve is maintained, any reasonable reserve calculated in good faith for adjustment in respect of (a) the sale price of such asset or assets established in accordance with GAAP and (b) any liabilities associated with such asset or assets and retained after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, however, that Net Insurance/Condemnation Proceeds shall not include any cash payments received by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Securities Proceeds” means the cash proceeds (net of (i) underwriting discounts and commissions and other reasonable out-of-pocket expenses associated therewith, including reasonable attorneys fees, investment banking fees, other customary expenses and brokerage, consultant and other customary fees, and (ii) taxes) from the issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Company or any of their respective Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.10.

“Noteholders” means the holders of Senior Subordinated Note Claims (as defined in the Plan).

“Notes” means those promissory notes of Company that may be issued to evidence the Loans of any Lenders pursuant to the terms hereof, substantially in the form of Exhibit I annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit X annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“OFAC” has the meaning assigned to that term in subsection 5.20.

“Officer” means the president, chief executive officer, any vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Tax Refunds” means such portion of a Loan Party’s United States federal income Tax refunds, and Canadian Tax refunds for the Fiscal Year ended December 31, 2008 that is not received prior to the Closing Date.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Participant Register” has the meaning assigned to that term in subsection 10.1C.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and for purposes of subsection 8.10, any Foreign Plan.

“Permitted Acquisition” means the acquisition of all or substantially all of a business, its assets, or the Capital Stock of any Person, which acquisition is permitted pursuant to clause (xv) of subsection 7.3.

“Permitted Cure Issuance” has the meaning assigned to that term in subsection 8.3.

“Permitted Holders” means (i) the Equity Holders or (ii) any of the Permitted Transferees of any Person in clause (i) hereof.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) except by an amount equal to unpaid accrued interest and premium, if any, thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to subsection 7.1, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Refinanced Indebtedness, (c) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, (d) any Lien provided in connection with such modification, refinancing, refunding, renewal or extension does not extend to any additional property beyond the property subject to a Lien in favor of the Refinanced Indebtedness, other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, (e) the direct or any contingent obligor with respect to the Refinanced Indebtedness is not changed in any respect, and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Successors” means, with respect to any Equity Holder, (i) the legal successor to such Equity Holder or (ii) its Affiliates.

“Permitted Transferees” means, with respect to any Person, (i) any Affiliate of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Holdings (or any direct or indirect parent company).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pioneer Plastics Maine Guaranty” means that certain guaranty, dated June 15, 2005, by Panolam Industries Holdings, Inc. and Pioneer Plastics Corporation for the benefit of the Superintendent of the Bureau of Insurance of Maine.

“Plan” has the meaning assigned to that term in the recitals hereto.

“Platform” has the meaning assigned to that term in subsection 10.7C.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Preliminary Financial Plan” has the meaning assigned to that term in subsection 6.1L(i)

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise) or arbitration.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any Permitted Acquisition, (ii) any Asset Sale of a Subsidiary or operating entity or (iii) any incurrence of Indebtedness being given pro forma effect or any incurrence of Indebtedness in connection with any Permitted Acquisition being given pro forma effect (including (a) pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, (b) pro forma adjustments reasonably acceptable to Administrative Agent arising out of operating expense reductions attributable to such transaction being given pro forma effect that (1) have been implemented or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reductions of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead and (c) such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by a Financial Officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

“Pro Forma Compliance” means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in subsections 7.6A and 7.6B, as applicable, as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (i) balance sheet amounts as of such date and (ii) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Proposed Act” has the meaning assigned to that term in subsection 2.7B(iv)(g).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Public Lender” has the meaning assigned to that term in subsection 10.7C.

“Qualifying IPO” means the issuance by the Qualifying IPO Issuer of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Qualifying IPO Issuer” means Holdings, Company or a corporation or other legal entity which owns, directly or indirectly, one hundred percent (100%) of the outstanding equity interests of Holdings.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.  For purposes of this definition, the term “Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder.

“Register” has the meaning assigned to that term in subsection 2.1F.

“Registered Loan” has the meaning assigned to that term in subsection 2.1F.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective members, directors, trustees, officers, employees, agents, advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment, including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Lenders” means Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in Capital Stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restructuring” has the meaning assigned to that term in the recitals hereto.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Second Lien Guaranty” means the Holdings Guaranty and the Subsidiary Guaranty.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than First Priority Liens and other Liens permitted pursuant to clauses (i)-(xvi), (xviii)-(xx) or (xxii) of subsection 7.2A).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities.”

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Second Lien Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit VIII annexed hereto.

“Senior Lender Group” means the holders of Senior Lender Credit Agreement Claims (as defined in the Plan).

“Solvent”, with respect to any Person, means that as of the date of determination (i) the then fair saleable value of the property of such Person is (a) greater than the total amount of liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to that term in subsection 10.1B(iii).

“Subject Lender” has the meaning assigned to that term in subsection 2.10.

“Subordinated Indebtedness” means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total ordinary voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit VII annexed hereto.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Closing Date Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting such Closing Date Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“Tax” or “Taxes” means any and all present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other similar charge imposed by a Government Authority, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Transaction Costs” means the reasonable, documented and out of pocket fees, costs and expenses payable by Company in connection with the transactions contemplated by the Plan, the Restructuring and the Loan Documents.

“Trust Funds” shall mean any Cash and Cash Equivalents constituting (i) accrued and unpaid compensation of Company’s or any of its Subsidiaries’ employees  (including salaries, wages and benefits arising under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is currently maintained or contributed to by Company or any of its Subsidiaries), (ii) all taxes required to be collected or withheld and paid over to a taxing authority (including, without limitation, payroll taxes and federal and state withholding taxes (including the employer’s share thereof)) and (iii) other trust or fiduciary funds, in all cases for which Company or any of its Subsidiaries, or any of their respective directors, officers or employees would have or would reasonably be expected to have,  criminal or personal liability for the failure to pay or remit such amounts to the appropriate recipient.

“Trust Fund Accounts” means all Deposit Accounts and/or Securities Accounts of any Loan Party containing only Trust Funds.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, the Indebtedness evidenced by this Agreement) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“United States” means the United States of America.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

A.                                   Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to this Agreement and calculations in connection with the definitions, covenants and other provisions of this Agreement shall be prepared in accordance with GAAP or the application thereof as in effect at the time of such preparation.  If at any time any change in GAAP or the application thereof  would affect the computation of any financial ratio set forth in any Loan Document, and Company or Requisite Lenders shall so request, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof  (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof  prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1G.

B.                                     Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement (other than pursuant to subsection 7.8) shall, following any Permitted Acquisition or any Asset Sale of a Subsidiary or operating entity, be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such transaction (or, in the case of pro forma adjustments arising out of prospective annual operating expense reductions attributable to a Permitted Acquisition, such longer period as is acceptable to the Administrative Agent).

C.                                     Notwithstanding the foregoing, the parties hereto acknowledge and agree that for purposes of calculating any financial covenant or similar ratio under this Agreement, Indebtedness shall be valued at par (or par plus accrued Indebtedness, as appropriate).

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                   Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                     References to “Sections” and “subsections” shall be to Sections and subsections of, and the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, respectively, shall be references to, this Agreement unless otherwise specifically provided.  Section and subsection headings in any Loan Document are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.                                     The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.                                    Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.4                               Rounding.

Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 2.                                          AMOUNTS AND TERMS OF LOANS

2.1          Loans; Optional Notes.

A.                                   Loans.  Each of Holdings, Company, each Existing First Lien Lender party to this Agreement on the date hereof and Administrative Agent hereby confirms and acknowledges that each such Lender (or an Affiliate of such Lender) has heretofore made term loans under the Existing First Lien Credit Agreement in the principal amounts set forth next to such Lender’s name on Schedule 2.1A annexed hereto (collectively, “Existing Loans”), the aggregate outstanding principal amount of which is $25,000,000.  Company agrees, ratifies and confirms that the Existing Loans, together with all accrued and unpaid interest thereon, are due and owing to Lenders and are not subject to any offset, counterclaims or defenses of any kind or nature.

B.                                     Term Loans Following the Restructuring.  As of the Closing Date and after giving effect to the Plan, the Existing Loans shall constitute “Loans” under this Agreement.  Loan amounts repaid or prepaid may not be reborrowed.

C.                                     [Reserved].

D.                                    [Reserved].

E.                                      [Reserved].

F.                                      The Register.  Administrative Agent, acting for these purposes solely as a non-fiduciary agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its Related Parties shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and any Lender (solely in respect of its own entries and not that of any other Lender) upon reasonable prior notice) at its address referred to in subsection 10.7 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Loans (including principal and interest) of each Lender from time to time (the “Register” and each such Loan recorded thereon, a “Registered Loan”).  Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof; all amounts owed with respect to any Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.  Each Lender shall record on its internal records the amount of its Loans and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or any Obligations in respect of any Loans.

G.                                     Optional Notes.  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing

Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Loans, substantially in the form of Exhibit I annexed hereto with appropriate insertions.

2.2                               Interest on the Loans.

A.                                   Rate of Interest.  Subject to the provisions of subsection 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the Closing Date through maturity (whether by acceleration or otherwise) at the rate of 2.0% per annum, which shall be payable in cash, plus the rate of 10.0% per annum, which shall be payable in kind by adding to the principal amount of Loans outstanding as of the applicable Interest Payment Date; provided that, at the Company’s option, if (i) the Consolidated Senior Leverage Ratio, as of the most recently ended Fiscal Quarter for which financial statements are available, is less than 4.00:1.00 (to be calculated after giving effect to the payment of cash interest) and (ii) at the time of payment, Liquidity is greater than $7,500,000 (to be calculated after giving effect to the payment of cash interest) each Loan shall bear interest on the unpaid principal amount thereof at an aggregate rate of 10.0% per annum, which shall be payable in cash.  Any such amount of interest not paid in cash and added to principal shall be considered a Loan for all purposes under this Agreement and shall bear interest on and after the Interest Payment Date on which such interest is added to principal.

B.                                     [Reserved].

C.                                     Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date, (after Discharge of First Lien Obligations) upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.                                    [Reserved].

E.                                      Default Rate.  Upon the occurrence and during the continuation of any Event of Default all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment) payable on demand by Administrative Agent, to the extent permitted by law, at a rate that is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement , which additional interest shall be payable in kind by adding to the principal amount of Loans outstanding on such date.  Any such amount of interest not paid in cash and added to principal shall be considered a Loan for all purposes under this Agreement and shall bear interest on and after the Interest Payment Date on which such interest is added to principal.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues.

G.                                     Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3                               Fees.

A.                                   [Reserved].

B.                                     Other Fees.  Company agrees to pay to Administrative Agent and Lenders such fees in the amounts and at the times separately agreed upon among Company, Lenders and Administrative Agent.

2.4                               Repayments and Prepayments of Loans; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Second Lien Guaranties.

A.                                   Repayments of Loans.  Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Loans of such Lender on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment and all other amounts owed hereunder with respect to the Loans.

B.                                     Prepayments and Reductions in Loans.

(i)                                     Voluntary Prepayments.  Subject to the provisions of the Intercreditor Agreement and following the Discharge of First Lien Obligations, Company may, upon not less than one Business Day’s prior written or telephonic notice given to Administrative Agent by 1:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty, any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount.  All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Company may rescind a Notice of Prepayment under this subsection 2.4B(i) if such prepayment would have resulted from a refinancing of Loans outstanding hereunder, which refinancing shall not be consummated or shall otherwise be delayed.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                                  [Reserved].

(iii)                               Mandatory Prepayments.  Subject to the provisions of the Intercreditor Agreement and following the Discharge of First Lien Obligations, the Loans shall be prepaid in the amounts and under the circumstances (including the giving of the Notice of Prepayment and Officer’s Certificate required by subsection 2.4B(iii)(g)), set forth below, all such prepayments to be applied as provided in subsection 2.4B(iv) or as more specifically provided in subsection 2.4D:

(a)                                  Prepayments from Net Asset Sale Proceeds.  No later than the date which is ten (10) Business Days after the date of receipt by Company or any Subsidiary Guarantor of any Net Asset Sale Proceeds, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2) with respect to any Asset Sale pursuant to subsection 7.7B(vi), so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Holdings, Company or such Subsidiary intends to reinvest or cause to be reinvested in the business of Company or a Subsidiary Guarantor within 360 days of such date of receipt and (y) such other information with respect to such reinvestment as Administrative Agent may reasonably request.  Company shall, no later than 360 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make a prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

(b)                                 Prepayments from Net Insurance/Condemnation Proceeds.  No later than the date which is ten (10) Business Days after the date of receipt by Company or any Subsidiary Guarantor of any Net Insurance/Condemnation Proceeds, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds or (2), so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Insurance/Condemnation Proceeds that Holdings, Company or such Subsidiary intends to reinvest or cause to be reinvested in the business of Company or a Subsidiary Guarantor within 360 days of such date of receipt and (y) such other information with respect to such reinvestment as Administrative Agent may reasonably request.  Company shall, no later than 360 days after receipt of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make a prepayment of the Loans in the full amount of all such Net Insurance/Condemnation Proceeds.

(c)                                  Prepayments Due to Issuance of Equity Securities.

(1)                                  No later than the date which is five (5) Business Days after the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Holdings or Company (but excluding the Net Securities Proceeds of any issuance of Capital Stock in connection with (1) the making of any Investment permitted by subsection 7.3(xv) or

7.3(xvi), (2) a Permitted Cure Issuance (which Net Securities Proceeds shall be applied pursuant to clause (2) of this subsection 2.4B(iii)(c)) and (3) issuances of Capital Stock of Company to Holdings), Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds; provided, however, that if the Consolidated Total Leverage Ratio is less than or equal to (y) 2.75:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 25% of such Net Securities Proceeds, and (z) 1.75:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall not be required to prepay the Loans with any of such Net Securities Proceeds.

(2)                                  No later than the date which is five (5) Business Days after the date of receipt of the Net Securities Proceeds of any issuance of Capital Stock in connection with a Permitted Cure Issuance, Company shall prepay the Loans in an aggregate amount equal to 100% of such Net Securities Proceeds.

(d)                                 Prepayments Due to Issuance of Indebtedness.  No later than the date which is five (5) Business Days after the date of receipt of (1) the Net Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its Domestic Subsidiaries after the Closing Date, other than Indebtedness not prohibited pursuant to subsection 7.1, or (2) the Net Securities Proceeds from the issuance of any Indebtedness of a Canadian Subsidiary pursuant to subsection 7.1(xvii), Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(e)                                  Prepayments from Excess Cash.

(1)                                  No later than February 1, 2010 Company shall prepay the Loans in an aggregate amount equal to 100% of the Cash and Cash Equivalents reflected on Company’s consolidated balance sheet as at December 31, 2009 (including, without limitation, the amount of any Outstanding Tax Refunds received on or prior to December 31, 2009) in excess of $20,000,000 of Liquidity, if any.

(2)                                  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the first Fiscal Year-end following the Discharge of First Lien Obligations), Company shall, no later than the date which is five (5) Business Days after the audited financial statements are required to be delivered pursuant to subsection 6.1D(ii), prepay the Loans in an aggregate amount equal to 100% of such Consolidated Excess Cash Flow; provided, however, that if the Consolidated Senior Leverage Ratio is less than or equal to (1) 5.00:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow, and (2) 4.00:1.00 as of the last day of the most recently ended Fiscal Quarter, then Company shall instead prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided, further, that the amount payable under this subsection 2.4B(iii)(e) with respect to any Fiscal Year shall be reduced on a dollar-for-dollar basis by the amount of voluntary prepayments of the Term Loans (as defined in the First Lien Credit Agreement), voluntary reduction of the Revolving Loan Commitments (as defined in the First Lien Credit Agreement) and, after Discharge of First Lien Obligations, voluntary repayments of the Loans made during such Fiscal Year.

(f)                                    Prepayments from Outstanding Tax Refunds.  No later than the date which is five (5) Business Days after the date of receipt by any Loan Party of any Outstanding Tax Refunds (if such date of receipt is on or after January 1, 2010), Company shall prepay the Loans in an aggregate amount equal to 100% of such Outstanding Tax Refunds received after January 1, 2010.

(g)                                 Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Company shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(f).  Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice.  Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans.  Concurrently with any prepayment of the Loans, Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment.  In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(iv)                              Application of Prepayments of  Loans.  Any prepayments pursuant to subsection 2.4B shall be applied to prepay all outstanding Loans proportionately to each Lender’s Pro Rata Share.

C.                                     General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds,

without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(ii)                                  Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)                               [Reserved].

(iv)                              Payments and Performance on Business Days.  Whenever any payment or performance to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment or performance shall be made on the next succeeding Business Day.

(v)                                 Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.                                    Application of Proceeds of Collateral and Payments after Event of Default.  Subject to the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) following the Discharge of First Lien Obligations, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)                                     to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)                                  thereafter, to the payment of all other Obligations (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii)                               thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               [Reserved].

2.6                               [Reserved]  .

2.7                               Taxes.

A.                                   [Reserved].

B.                                     Taxes.

(i)                                     Payments to Be Free and Clear.  Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes (which Other Taxes Company shall pay to the relevant Government Authority in accordance with applicable law).

(ii)                                  Grossing-up of Payments.  If Company or any other Loan Party is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  Company or such Loan Party, as the case may be, shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company or such Loan Party, as the case may be, becomes aware of it;

(b)                                 Company or such Loan Party, as the case may be, shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c)                                  unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d)                                 within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document reasonably satisfactory to the Administrative Agent and other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)                               Indemnification by Company.  Company shall indemnify Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)                              Tax Status of Lenders.  Unless not legally entitled to do so:

(a)                                  any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b)                                 any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)                                  without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)                                  properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)                                  properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3)                                  in the case of a Foreign Lender claiming the benefits of the “portfolio interest” exemption under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

(4)                                  properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d)                                 without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

(1)                                  duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2)                                  duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms)

properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e)                                  without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9;

(f)                                    without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence;

(g)                                 without limiting the generality of the foregoing, each Foreign Lender shall comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from U.S. federal withholding taxes under Title I of the proposed Foreign Account Tax Compliance Act of 2009 (the “Proposed Act”) if such proposed legislation is enacted into law (or under enacted legislation that is substantially similar to Title I of the Proposed Act) with respect to payments received by or on behalf of such Foreign Lender;

(h)                                 If Administrative Agent or a Lender has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this subsection 2.7, it shall pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid by Company under this subsection 2.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Company, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Government Authority. This subsection shall not be construed to require Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Company or any other Person; and

(i)                                     In the event of any inconsistency between any other provision contained herein and this subsection 2.7B, this subsection 2.7B shall govern.

C.                                     [Reserved].

2.8                               Statement of Lenders; Obligation of Lenders to Mitigate.

A.                                   Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                     Mitigation.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Loans of such Lender through another lending office of such Lender, if (i) the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be materially disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

2.9                               [Reserved].

2.10                        Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, Company is required to pay any additional amounts under subsection 2.7 or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, either (i) requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or (ii) requires consent of Requisite Lenders, (any such Lender, a “Subject Lender”), so long as (1) Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and all other obligations of the Subject Lender hereunder and (2), if applicable, the Subject Lender is unwilling or unable to withdraw the notice delivered to Company pursuant to subsection 2.8, Company may require the Subject Lender to assign all of its Loans to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (A) Company has paid to the Lender giving such notice all amounts under subsections 2.7 and/or 2.8B (if applicable) through such date of replacement, (B) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (C) all of the requirements for such assignment contained in subsection 10.1B have been fulfilled, including, the consent of Administrative Agent and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, and (D) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans.

Each Lender hereby grants to Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment Agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this subsection 2.10.

Section 3.              [Reserved].

Section 4.              CONDITIONS TO LOANS

The obligations of Lenders to continue the Existing Loans are subject to prior or substantially concurrent satisfaction of the following conditions:

A.            Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)            Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes of such jurisdiction of organization, each dated a recent date prior to the Closing Date;

(ii)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)          Executed originals of the Loan Documents to which such Person is a party; and

(v)           Such other documents as Administrative Agent may reasonably request.

B.            Fees.  Company shall have paid to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.            Financial Statements; Financial Plan.  On or before the Closing Date, Company shall have made available to Lenders (i) unaudited financial statements of Panolam Industries International, Inc. and its Subsidiaries for the eleven (11) months ended November 30, 2009; and (ii) the Preliminary Financial Plan for Fiscal Year 2010.

D.            Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more written opinions of Weil, Gotshal & Manges LLP, counsel for Loan Parties, in form reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IV annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

E.             Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

F.             Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Company shall have obtained all Governmental Authorizations and all consents of other material Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Restructuring or the transactions contemplated by the Loan Documents.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

G.            Security Interests in Personal and Mixed Property.  To the extent not otherwise satisfied (with respect to real property) pursuant to subsection 4.1H, Administrative Agent shall have received evidence satisfactory to it that Holdings, Company and Subsidiary

Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, in the reasonable opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected Second Priority security interest in the entire personal and mixed property Collateral.  Except as otherwise provided in subsection 6.15, such actions shall include the following:

(i)            Stock Certificates and Instruments.  Delivery to First Lien Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the First Lien Agent) representing all Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the First Lien Agent) evidencing any Collateral;

(ii)           Lien Searches and UCC Termination Statements.  Delivery to Administrative Agent of (a) the results of a recent search of all effective UCC financing statements and fixture filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) copies of duly completed UCC termination statements, and authorization from the applicable secured party of the First Lien Agent to file such termination statements, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement or the First Lien Credit Agreement);

(iii)          UCC Financing Statements and Fixture Filings.  Delivery to Administrative Agent of duly completed UCC financing statements and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the Second Priority security interests created in such Collateral pursuant to the Collateral Documents; and

(iv)          IP Filings.  Delivery to Administrative Agent of copies of releases duly executed (if necessary) of security interests by all applicable Persons to be filed in the applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement or to the terms of the First Lien Credit Documents).

H.            Closing Date Mortgages; Closing Date Mortgage Policies; Etc.  On or before the Closing Date, Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

(i)            Closing Date Mortgages.  Fully executed and notarized Mortgages listed on Schedule 4.1H annexed hereto (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), either with evidence of recordation or, if not recorded, in proper form for recording in all appropriate places, in all applicable jurisdictions, encumbering each Real Property Asset listed on Schedule 4.1H annexed hereto (each a “Closing Date Mortgaged Property” and collectively, the “Closing Date Mortgaged Properties”);

(ii)           Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form reasonably satisfactory to Administrative Agent;

(iii)          Title Insurance.  (a) ALTA mortgagee title insurance policies or unconditional commitments therefor listed on Schedule 4.1H annexed hereto (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Schedule 4.1H annexed hereto (other than the leasehold property located at Chino, California listed on Schedule 4.1H annexed hereto), in amounts insuring (1) fee simple title to each such Closing Date Mortgaged Property owned in fee and (2) leasehold title to the Norcross, Georgia property listed on Schedule 4.1H annexed hereto, vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable Second Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to (i) Liens permitted by this Agreement and the First Lien Credit Agreement, (ii) minor defects on title that do not materially interfere with Company’s or its Subsidiaries’ ability to conduct its business or to utilize such assets for their intended purposes, (iii) where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) a standard survey exception; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

(iv)          Title Reports.  With respect to each Closing Date Mortgaged Property listed in Schedule 4.1H annexed hereto, a title report issued by the Title Company with respect thereto, satisfactory in form and substance to Administrative Agent;

(v)           Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1H(iv); and

(vi)          Matters Relating to Flood Hazard Properties.  (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors.

I.              Solvency Assurances.  On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company and its Subsidiaries, certified by a Financial Officer of Company, dated the Closing Date, substantially in the form of Exhibit VI annexed hereto, certifying that, after giving effect to the consummation of the transactions contemplated by the Loan Documents and First Lien Credit Documents, Company and its Subsidiaries on a consolidated basis will be Solvent.

J.             Patriot Act Compliance.  Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

K.            Bankruptcy Court.  The Plan shall have been confirmed by the Bankruptcy Court.

L.             First Lien Credit Documents.

(i)            Form of First Lien Credit Agreement.  The First Lien Credit Documents shall be reasonably satisfactory in form and substance to Administrative Agent.

(ii)           Officer’s Certificate.  Administrative Agent shall have received an Officer’s Certificate to the effect that the First Lien Credit Documents attached thereto are in full force and effect and are true and correct copies of the executed versions of such agreements.

M.           [Reserved].

N.            [Reserved].

O.            No Material Adverse Effect.  Other than events giving rise to, arising or occurring in connection with or as a result of the Bankruptcy Case, or the Restructuring, there shall have been (a) no material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or operating results of Holdings and its Subsidiaries, taken as a whole or (b) no condition or event or series of events that has resulted in, or could reasonably be expected to result in, any losses, liabilities, obligations, damages, costs and expenses of any kind to such Person of $15,000,000 or more; provided, however, that any such effect shall not include an effect resulting from (i) a change in applicable laws, (ii) a change in economic, business or financial market conditions generally, so long as such conditions do not disproportionately affect Holdings, Company and Company’s Subsidiaries or (iii) any act of war.

P.             The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

Q.            No event shall have occurred and be continuing or would result from the continuation of the Loans contemplated by this Agreement that would constitute an Event of Default or a Potential Event of Default.

Section 5.              COMPANY’S REPRESENTATIONS AND WARRANTIES

Company represents and warrants to the Administrative Agent and the Lenders that as of the Closing Date:

5.1          Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers.  Each of Holdings and Company is a corporation duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as specified in Schedule 5.1A annexed hereto.  Each of Holdings and Company has all requisite power and authority to own, lease and operate its assets, to carry on its business, except, in each of the foregoing cases, where the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect, and to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing.  Each of Holdings and Company is qualified to do business and in good standing in every jurisdiction where ownership, lease or operation of its assets or conduct of its business and operations require such qualification, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

C.            Subsidiaries.  As of the Closing Date, all of the Subsidiaries of Holdings, their jurisdictions of organization and the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings are identified in Schedule 5.1C annexed hereto.  The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1C annexed hereto is duly authorized, validly issued, fully paid, nonassessable and is owned by Holdings or Company, directly or indirectly, free and clear of all consensual Liens (other than Liens created under the Collateral Documents and the First Lien Credit Documents).  Each of the

Subsidiaries of Holdings identified in Schedule 5.1C annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth therein, has all requisite power and authority to own, lease and operate its assets and to carry on its business, and is qualified to do business and in good standing in every jurisdiction where ownership, lease or operation of its assets or conduct of its business and operations require such qualification, in each case except where failure to be so qualified or in good standing or a lack of such power and authority could not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 5.1C, as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, put rights or any other agreements or commitments of any nature with respect to the Capital Stock of any Subsidiary of Holdings.

5.2          Authorization of Borrowing, etc.

A.            Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.            No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens permitted by subsection 7.2), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.            Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except (i) Governmental Authorizations that have been obtained, (ii) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of Administrative Agent on behalf of Lenders and (iii) Governmental Authorizations the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

D.            Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3          Financial Condition.

A.            Company has heretofore delivered to Lenders (i) audited financial statements for the Fiscal Years ended 2006, 2007 and 2008, (ii) unaudited financial statements for the first three Fiscal Quarters of 2009 and (iii) unaudited financial statements for the portion of the Fiscal Year 2009 ended November 30, 2009.  All such statements (other than the statements for the eleven(11) month portion of the Fiscal Year ended November 30, 2009) were, and all financials statements which shall hereafter be furnished by or on behalf of any Loan Party to the Agent pursuant to subsection 6.1B, C or D will be, prepared in conformity with GAAP (except as otherwise expressly noted therein) and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

5.4          No Material Adverse Change.

Except for events giving rise to, arising or occurring in connection with or as a result of the Bankruptcy Case or the Restructuring or as set forth on Schedule 5.4, since December 31, 2008, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5          Title to Properties; Liens; Real Property; Intellectual Property.

A.            Title to Properties; Liens.  Company and its Subsidiaries have (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets necessary in the ordinary conduct of its business, and all such properties and assets are free and clear of Liens, except for (a) Liens permitted by this Agreement, (b) minor defects on title that do not materially interfere with Company’s or its Subsidiaries’ ability to conduct its business or to utilize such assets for their intended purposes and (c) where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

B.            Real Property.  As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

(i)            Condemnation.  No Taking has been commenced or, to Company’s knowledge, is contemplated with respect to all or any portion of any Closing Date

Mortgaged Property or for the relocation of roadways providing access to such Closing Date Mortgaged Property, which Taking, contemplated Taking or condemnation could reasonably be expected to materially and adversely affect the use of such Closing Date Mortgaged Property.

C.            Intellectual Property.  Company and its Subsidiaries own or have the right to use, all Intellectual Property necessary for the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All material federal, state and foreign registrations of and applications for Intellectual Property that are owned or licensed by Company or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.

5.6          Litigation; Adverse Facts.

Except as disclosed on Schedule 5.6, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened in writing against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, except for such violations or defaults (a) that are being contested in good faith by appropriate proceedings or (b) that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7          Payment of Taxes.

Except to the extent permitted by subsection 6.3, all Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all assessments, fees, other governmental charges and any other Tax upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except those (i) which are not overdue by more than thirty (30) days and intended to be contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (iii) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material

Adverse Effect and will not result in a Lien securing such Taxes, assessments, fees or other governmental charges in excess of $990,000.

5.8          Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940.

5.9          Securities Activities.

A.            Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.            Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.10        Employee Benefit Plans.

A.            Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified except as would reasonably be expected to have a Material Adverse Effect.

B.            No ERISA Event has occurred or is reasonably expected to occur (i) other than in connection with the Bankruptcy Case or (ii) that could reasonably be expected to have a Material Adverse Effect.

C.            As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could not reasonably be expected to have a Material Adverse Effect.

D.            As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to have a Material Adverse Effect.

E.             As of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, except to the extent the failure to make such contributions could not reasonably be expected to have a Material Adverse Effect.

5.11        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement.

5.12        Environmental Protection.

Except as set forth in Schedule 5.12 annexed hereto:

(i)            neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)           there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that, as of the date of this Agreement, could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(iii)          Company and its Subsidiaries are in compliance with all Environmental Laws, except for such non-compliance as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.13        Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.14        Solvency.

Immediately after the consummation of the Restructuring and other transactions to occur on the Closing Date, the Loan Parties, on a consolidated basis, are Solvent.

5.15        Matters Relating to Collateral.

A.            Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by the Collateral Documents, (b) authorizations, approvals, actions, notices or filings which have been obtained, (c) authorizations, approvals, actions, notices or filings the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (d) as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

B.            Margin Regulations.  The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors.

5.16        Disclosure.

To the knowledge of Company, no representation or warranty of Holdings or any of its Subsidiaries contained in the Disclosure Statement, in any Loan Document, or in any other document, certificate or written statement furnished to Lenders by Company or its agents or representatives or, after the Closing Date, on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections, pro forma financial information and other forward-looking information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.  No representation is made with respect to information of a general economic or general industry nature.

5.17        Deposit Accounts and Securities Accounts.

Neither Holdings, Company or any Loan Party has any Deposit Accounts into which cash is deposited by or on behalf of either Holdings, Company or any Loan Party other than the Deposit Accounts (i) which are either (a) subject to an Account Control Agreement in full force and effect and which, as of the Closing Date, are listed on Schedule 5.17, (b) the Deposit Accounts in which the average aggregate daily balance in Dollars shall not exceed $35,000 for any period of five (5) consecutive Business Days (each a “De Minimis Account”) which, as of the Closing Date, are listed on Schedule 5.17 or (c) are the Trust Fund Accounts or (ii) that are held on deposit with the First Lien Agent.  Neither Holdings, Company nor any Loan Party has any Securities Accounts other than the Securities Accounts which are each subject to an Account Control Agreement in full force and effect and which, as of the Closing Date, are listed on Schedule 5.17.

5.18        Insurance.

Schedule 5.18 sets forth a complete and correct description of all material insurance maintained by Company or its Subsidiaries as of the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Company reasonably believes that it and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice for Persons of their respective size in the locations where such Persons conduct business.

5.19        First Lien Credit Agreement.

On the Closing Date, Company has delivered to the Administrative Agent a complete and correct copy of the First Lien Credit Documents (including all schedules and exhibits thereto) as in effect on the date thereof.

5.20        Sanctioned Persons.

None of Holdings, Company or any of their respective Subsidiaries nor, to the knowledge of Company, any director, officer, agent, employee or Affiliate of Holdings, Company or any of their respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Company will not, to its knowledge, directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 6.              AFFIRMATIVE COVENANTS

Company covenants and agrees that until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Financial Statements and Other Reports.

Company will deliver to Administrative Agent and Lenders:

A.            Events of Default, etc.  Promptly upon any Officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Potential Event of Default, or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

B.            Monthly Financials. For so long as the Consolidated Senior Leverage Ratio is greater than 4.00:1.00, as soon as available and in any event within 30 days after the end of each of the first two Fiscal Months of each Fiscal Quarter, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month, setting forth in each case commencing with the financial statements for January 2011, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

C.            Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case commencing with the first Fiscal Quarter of 2011, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and, commencing with the financial statements for the first Fiscal Quarter of 2010, the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

(i)            Within ten (10) Business Days (or such later date to which the Administrative Agent may agree) after the delivery, as required above, of quarterly financials reflecting a Consolidated Senior Leverage Ratio greater than 3.50:1.00, Company shall host a telephone conference for a discussion of such financial statements with Administrative Agent and those Lenders desiring to participate in such call; provided, however, that for so long as the Consolidated Senior Leverage Ratio is less than or equal to 3.50:1.00, such telephone conference shall only be required to be held within ten (10) Business Days (or such later date to which the Administrative Agent may agree) after the delivery of the quarterly financials, as required above, for the first and third Fiscal Quarters of each Fiscal Year to discuss the financial statements for the immediately preceding six (6) month period..

D.            Year-End Financials.

(i)            Unaudited Financials.  As soon as available and in any event within 120 days after the end of Fiscal Year 2009 and within 90 days after the end of each Fiscal Year thereafter, the unaudited consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, starting with the financial statements for Fiscal Year 2010, the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, provided, that Company may deliver the audited financials described in subsection 6.1(D)(ii) in lieu of the unaudited financials if such audited financial are delivered within 120 days or 90 days (as the case may be) after the end of the relevant Fiscal Year;

(ii)           Audited Financials.  As soon as available and in any event within 150 days after the end of Fiscal Year 2009 and within 120 days after the end of each  Fiscal Year thereafter, or such earlier date as may be required of Company by the SEC or any applicable Government Authority (after giving effect to any extensions), the audited consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, starting with the financial statements for Fiscal Year 2010, the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

E.             Accountant’s Report. As soon as available and in any event within 150 days after the end of Fiscal Year 2009 and within 120 days after the end of each Fiscal Year thereafter, or such earlier date as may be required of Company by the SEC or any applicable Government Authority (after giving effect to any extensions), in the case of the audited consolidated financial statements described in subsection 6.1(D)(ii), a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall not be subject to any “going concern” or like qualification or exception, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with the prior year (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

F.             Compliance Certificates.  Not later than five (5) days after the relevant financial statements are required to be delivered pursuant to subsection 6.1(C) and subsection 6.1(D)(ii) above, (i) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (ii) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsection 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

G.            Reconciliation Statements.  If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements for the Fiscal Year ended December 31, 2008 or any subsequent Fiscal Year thereafter, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subsections 6.1(C) and 6.1(D) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then not later than five (5) days after the first delivery of financial statements pursuant to subsections 6.1(C) and 6.1(D) following such change, pursuant to subsection 1.2, a written statement of a Financial Officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

H.            Accountants’ Certification.  Not later than five (5) days after each delivery of consolidated financial statements pursuant to subsection 6.1(D)(ii) above, a written statement by the independent certified public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to subsection 7.6 and (ii) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default under subsection 7.6 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

I.              Government Filings.  Promptly upon their becoming available, copies of all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority;

J.             Litigation or Other Proceedings.  Promptly upon any Officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (ii) any material development in any such Proceeding that, in any such case has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect, written notice thereof together with such other information as may be reasonably requested by Lenders and their counsel to evaluate such matters;

K.            ERISA Events.  Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event (other than any ERISA Event occurring in connection with the Bankruptcy Case) which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

L.             Financial Plans.

(i)            At least 30 days prior to end of each Fiscal Year, a preliminary budget for the upcoming Fiscal Year (the “Preliminary Financial Plan”); and

(ii)           As soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, a final budget for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including, in the case of both the Preliminary Financial Plan and the Financial Plan, (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, and (b) such other financial information as Administrative Agent may reasonably request;

M.           Notices from Holders of Subordinated Indebtedness.  Promptly, upon receipt, copies of all notices of events of default from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder;

N.            Other Information.  With reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; and

O.            Patriot Act.  With reasonable promptness, information to confirm compliance with the Patriot Act.

P.             First Lien Credit Documents.  Promptly (i) after all parties thereto have executed and delivered such document, any amendment, restatement, amendment and restatement, supplement or other modification of any First Lien Credit Document entered into by any Loan Party and (ii) after receipt, copies of any material notices (including notices of default and acceleration) received from First Lien Agent or any First Lien Lender, under or with respect to the First Lien Credit Agreement.

Provided, that any documents required to be delivered pursuant to subsections 6.1C, 6.1D, 6.1E or 6.1I shall be deemed to have been delivered on the earliest to occur of the date on which (i) Company delivers such documents in accordance with subsection 10.7A; (ii) Company notifies Agent that Company has posted such documents, or has provided a link thereto on Company’s website on the Internet at the website address which Company specifies to the Administrative Agent in accordance with subsection 10.7; provided, in each case, that such documents are then-accessible via such posting or link; and (iii) on which such documents are posted on Company’s behalf on the Platform.

6.2          Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in its jurisdiction of organization or formation and all rights and franchises necessary or desirable to its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3          Payment of Taxes and Claims; Tax.

A.            Holdings will, and will cause each of its Subsidiaries to, duly and timely file complete and correct material Tax returns and duly and timely, before the same shall become delinquent or in default (after giving effect to all properly obtained extensions thereof), pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided that no such Tax, assessment, charge or claim need be paid (or Tax returns filed) if (i) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings operate to stay the sale of any portion of the Collateral to satisfy such charge or claim or (ii) the failure to make such filing or such payment thereof could not reasonably be expected to have a Material Adverse Effect and will not result in a Lien securing such Taxes, assessments and other governmental charges in excess of $990,000.

6.4          Maintenance of Properties; Insurance.

A.            Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in accordance with prudent industry practice.

B.            Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by organizations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for organizations similarly situated in the industry.  Company shall have delivered evidence prior to the Closing Date that each such policy of insurance (a) names Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contains a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to Administrative Agent of any material reduction or cancellation of such policy; provided that such insurance may be cancelable for non-payment upon no less than 10 days’ prior written notice.

6.5          Inspection Rights.

Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent and any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior written notice to Company and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default, provided that, excluding any such visits and inspections during the continuation of an Event of Default, only Administrative Agent on behalf of the Lenders may exercise rights under this subsection 6.5 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at Company’s expense.

6.6          Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7          Environmental Matters.

A.            Environmental Disclosure.  Company will deliver to Administrative Agent and Lenders:

(i)            Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)           Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any unauthorized, non-routine Release required to be reported to any Government Authority under any applicable Environmental Laws (but excluding standard reports for routine Releases), (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect.

(iii)          Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written non-privileged communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any unauthorized, non-routine Release required to be reported to any Government Authority (but excluding standard reports for routine Releases), and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to result in a Material Adverse Effect.

(iv)          Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.            Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)            Remedial Actions Relating to Hazardous Materials Activities.  Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is a violation of any

Environmental Laws or that presents a risk of giving rise to an Environmental Claim which violation or risk, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii)           Actions with Respect to Environmental Claims and Violations of Environmental Laws.  Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

C.            Environmental Review and Investigation.  Company agrees that Administrative Agent may, from time to time and in its reasonable discretion, retain, at Company’s expense, an independent professional consultant to review any non-privileged environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company in the event (a) Administrative Agent reasonably believes that Company has breached any representation, warranty or covenant contained in subsection 5.6, 5.12, 6.6 or 6.7 as a result of a violation of Environmental Laws at any Facility then owned, leased or operated by Company or its Subsidiaries, or by Company or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, and conduct its own investigation of any Facility then owned, leased or operated by Company or its Subsidiaries.  For purposes of conducting such a review and/or investigation, Company hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any such Facilities and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith, subject to any restrictions in applicable leases.  Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility and shall be conducted by a qualified environmental professional possessing reasonable levels of insurance.  Company and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7C will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor compliance with and to protect Lenders’ security interests, if any, created by the Loan Documents.  Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Company’s use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

6.8          Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A.            Execution of Subsidiary Guaranty and Personal Property Collateral Documents.  In the event that any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause any such Subsidiary that is required to become a guarantor hereunder to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4G) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected Second Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.  In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to, prior to the Discharge of First Lien Obligations, the First Lien Agent and, thereafter to Administrative Agent, all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).  Anything contained herein to the contrary notwithstanding, the Collateral shall exclude those assets as to which Administrative Agent shall reasonably determine that the costs of obtaining a security interest are unreasonably excessive in relation to the benefit to the Lenders of the security afforded thereby.

B.            Foreign Subsidiaries.  Notwithstanding anything to the contrary in any Loan Document, (i) no Foreign Subsidiary shall be required to guaranty the Obligations, (ii) no more than 65% of the voting stock of any first-tier Foreign Subsidiary (and such stock shall not represent more than 65% of the total combined voting power of all classes of stock of such Subsidiary entitled to vote) shall be pledged to as security for the Obligations, (iii) no Foreign Subsidiary shall be required to pledge as security for the Obligations the stock of any other Foreign Subsidiary, and (iv) no assets of any Foreign Subsidiary shall be pledged as security for the Obligations.

C.            Subsidiary Organizational Documents, Legal Opinions, Etc.  Company shall within thirty (30) days after the reasonable request therefor by Administrative Agent deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if requested by Administrative Agent, an opinion of counsel to such Subsidiary as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

6.9          Matters Relating to Additional Real Property Collateral.

From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or any Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Leasehold Property, excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisals, documents, title insurance, and environmental reports that would have been delivered on or before the Closing Date if such Additional Mortgaged Property were an Closing Date Mortgaged Property or that may be reasonably required by Administrative Agent.

6.10        Merger.

The merger of Panolam Holdings II Co. with and into Company shall occur on the Effective Date (as defined in the Plan).

6.11        Ratings.

Holdings shall use commercially reasonable efforts to obtain and maintain ratings of the Loans by Moody’s and S&P.

6.12        Recorded Leasehold Interests.

To the extent not delivered on or prior to the Closing Date, Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to deliver within 90 days after the Closing Date, for each Closing Date Mortgaged Property consisting of a Leasehold Property, evidence that such Leasehold Property is a Recorded Leasehold Interest.

6.13        Further Assurances.

Company and Holdings agree that from time to time, at Administrative Agent’s reasonable request, Company and Holdings shall, and shall cause their Subsidiaries to, at their expense, promptly execute and deliver, or cause to be executed and delivered, all further agreements, documents and instruments, and do or cause to be done all further acts as may be necessary or desirable, in order to effectuate the Liens and security interests purported to be granted pursuant to this Agreement and the other Loan Documents.

6.14        Deposit Accounts and Securities Accounts.

A.            Prior to the deposit of any cash into any Deposit Account (other than into any De Minimis Account or any Trust Fund Account) not already subject to an Account Control Agreement, Company shall enter into an Account Control Agreement with respect to such Deposit Account.

B.            Prior to the establishment of any Securities Account, Company shall enter into an Account Control Agreement with respect to such Securities Account.

6.15        Post-Closing Items.

The Company shall, and shall cause each of the other Loan Parties to, take all necessary actions to satisfy the requirements set forth on Schedule 6.15 within the applicable time period set forth on such schedule (and the Administrative Agent may, in its sole discretion, extend the applicable time periods).

Section 7.              NEGATIVE COVENANTS

Company covenants and agrees that until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform all covenants in this Section 7.

7.1          Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            the Obligations;

(ii)           Contingent Obligations permitted by subsection 7.4;

(iii)          Indebtedness in respect of Capital Leases and purchase money obligations within the limitations of subsection 7.2A(xii) aggregating not in excess of $3,300,000 at any time outstanding;

(iv)          Indebtedness of Company or any Subsidiary owing to Company or any Subsidiary in respect of an Investment permitted by subsection 7.3(ii) or 7.3(xvi); provided that if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

(v)           Indebtedness described in Schedule 7.1 annexed hereto and any Permitted Refinancing thereof;

(vi)          Indebtedness of Company or any Subsidiary under the First Lien Credit Documents and any Permitted Refinancing thereof in an aggregate principal amount not to exceed $148,115,867, which principal amount may be increased, in accordance with the terms of the Intercreditor Agreement, up to a total aggregate amount of $163,115,867;

(vii)         Indebtedness assumed in connection with a Permitted Acquisition and of a Person that becomes a direct or indirect Subsidiary of Company as a result of a Permitted Acquisition; provided that such Indebtedness is not created in anticipation of such acquisition, and any Permitted Refinancing thereof;

(viii)        Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $5,500,000;

(ix)           Indebtedness (other than for borrowed money or with respect to Capital Leases or purchase money obligations) subject to Liens permitted under subsection 7.2;

(x)            Indebtedness representing deferred compensation to directors, officers, members of management or employees of Company or any of its Subsidiaries incurred in the ordinary course of business or in connection with any Permitted Acquisitions;

(xi)           Indebtedness consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings or any of its direct or indirect parent companies;

(xii)          Cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(xiii)         Indebtedness consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such Indebtedness does not materially exceed the amount of the premium for such insurance;

(xiv)        Subordinated Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, so long as both immediately prior and after giving effect thereto (1) no Event of Default shall exist or result therefrom, (2) Company shall be in Pro Forma Compliance with the covenants set forth in subsection 7.6 after giving effect to the issuance of such Indebtedness; provided that the Consolidated Senior Leverage Ratio, calculated on a Pro Forma Basis, shall be lower by at least 0.25:1.00 than the Consolidated Senior Leverage Ratio then required pursuant to subsection 7.6B, and (3) such Indebtedness does not amortize and matures no earlier than 180 days after the Maturity Date;

(xv)         Subordinated Indebtedness in an aggregate amount not to exceed $8,250,000, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, provided that the Net Securities Proceeds of such Indebtedness are utilized within 120 days of the incurrence thereof to finance a Permitted Acquisition; provided that (1) the terms thereof are reasonably satisfactory to the Administrative Agent, (2) no Event of Default shall exist or result therefrom, (3) Company shall be in Pro Forma Compliance with the covenants set forth in subsection 7.6A after giving effect to the issuance of such Indebtedness, and any Permitted Refinancing thereof, (4) such Indebtedness does not amortize and matures no earlier than 180 days after the Maturity Date and (5) until payment in full in cash of all of the Loans and other Obligations, such Indebtedness does not bear any interest payable in cash;

(xvi)        Subordinated Indebtedness, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, provided that, after the Discharge of First Lien Obligations, the Net Securities Proceeds of such Indebtedness are utilized to make a voluntary prepayment of the Loans; provided, (1) the terms thereof are reasonably satisfactory to the Administrative Agent, (2) no Event of Default shall exist or result therefrom, and (3) such Indebtedness does not amortize and matures no earlier than 180 days after the Maturity Date;

(xvii)       Indebtedness of Canadian Subsidiaries in an aggregate principal amount not to exceed $8,250,000 (or the Canadian dollar equivalent thereof) at any time outstanding, which Indebtedness may be secured only by the assets of such Canadian Subsidiaries; provided that (i) no Event of Default shall have occurred or be continuing or shall result therefrom, (ii) such Indebtedness shall not be guaranteed by Company or any Subsidiary Guarantor, (iii) after the Discharge of First Lien Obligations, Company shall make a mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(d) in an amount equal to the Net Securities Proceeds of such Indebtedness, and (iv) such Indebtedness shall not reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries;

(xviii)      Indebtedness pursuant to the Pioneer Plastics Maine Guaranty;

(xix)         Other Indebtedness in an aggregate principal amount not to exceed $5,500,000 at any time outstanding; and

(xx)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix).

7.2          Liens and Related Matters.

A.            Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind, whether now owned or hereafter acquired, except:

(i)            Liens for Taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)           statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and other Liens arising as a matter of law (including rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law), in each case incurred in the ordinary course of business (a) for amounts not overdue by more than 30 days or if more than 30 days overdue that are being contested in good faith by appropriate proceedings, so long as (1) such adequate reserves with respect thereto are maintained in accordance with GAAP, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien or (b) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(iii)          pledges or deposits made in the ordinary course of business in connection with (a) workers’ compensation, unemployment insurance and other types of social security, (b) to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), (c) securing insurance premiums or reimbursement obligations or liabilities under insurance policies, (d) surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantee and other obligations of a similar nature, and (e) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items in clauses (a), (b), (c) and (d) of this subsection 7.2A(iii);

(iv)          any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)           (a) licenses, sublicenses, leases or subleases granted to other Persons not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or (b) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Company or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(vi)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not interfere in any material adverse respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vii)         any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xii)          with respect to acquisitions of assets not prohibited by this Agreement, Liens on such asset existing at the time of its acquisition, or Liens to secure the payment of all or any part of the purchase price of such asset upon its acquisition by Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred at the time of or within 270 days after the acquisition, construction or improvement of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or cost thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds and products thereof, and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition; provided further that individual financings provided by one Person or its Affiliate may be cross-collateralized to other financings provided by such Person or its Affiliate, and any modifications, replacements, renewals or extensions thereof; provided that (a) the Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof, and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, and (b) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by subsection 7.1 or subsection 7.4;

(xiii)         Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation of such acquisition and any modifications, replacements, renewals or extensions thereof; provided that (a) the Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof, and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, and (b) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by subsection 7.1 or subsection 7.4;

(xiv)        Liens described in Schedule 7.2 annexed hereto and any modifications, replacements, renewals or extension thereof; provided that (a) the Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under subsection 7.1, (2) proceeds and products thereof, and (3) property serving as collateral for a financing which is cross-collateralized to the financing secured by such Lien provided by the same Person or its Affiliate, and (b) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by subsection 7.1 or subsection 7.4;

(xv)         Liens (a)(1) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to subsection 7.3 to be applied against the purchase price for such Investment and (2) consisting of an agreement to dispose of any property in a disposition of assets permitted under subsection 7.7, in each case under this clause (a), solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (b) on earnest money deposits of Cash or Cash Equivalents made by Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xvi)        Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under subsection 7.1;

(xvii)       Liens in favor of Company or any of its Domestic Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted under subsection 7.1(iv) or 7.1(xix);

(xviii)      Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Company or any of the Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(xix)         Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than as described in clause (v) of the definition thereof), (b) relating to pooled deposit or sweep accounts of Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Company and its Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Company or any Subsidiary in the ordinary course of business;

(xx)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxi)         Liens pursuant to the Loan Documents;

(xxii)        Other Liens securing Indebtedness in an aggregate amount not to exceed $2,750,000 at any time outstanding; and

(xxiii)       Liens created pursuant to the First Lien Credit Documents.

Notwithstanding the foregoing, except for the Loan Documents and the First Lien Credit Documents, Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any agreement which grants “control” as contemplated by the UCC except with respect to restricted accounts established for the purposes of granting Liens otherwise permitted hereby.

B.            No Further Negative Pledges.  Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure Indebtedness under this Agreement, other than (i) the First Lien Credit Agreement or any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A, as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold, (iv) (a) any agreements which exist on the date hereof and (to the extent not otherwise permitted by this subsection 7.2B are listed on Schedule 7.2 hereto) and (b) to the extent agreements permitted by clause (a) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, refinancing, refunding, renewal or extension thereof so long as such modification, replacement, refinancing, refunding, renewal or extension does not expand the scope of the restrictions; (v) any agreement binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Company; (vi) any agreement representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by subsection 7.1; (vii) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such Joint Venture; (viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under subsection 7.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or that expressly permits Liens for the benefit of Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; (ix) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; (x) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; or (xi) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

C.                                     No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Domestic Subsidiary of Company, (iii) make loans or advances to Company or any other Domestic Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Domestic Subsidiary of Company, except (a) as provided in this Agreement and the First Lien Credit Agreement, (b) as may be provided in an agreement with respect to a sale of such assets or such Subsidiary, (c) as provided in any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A, as to the assets securing such Indebtedness, and (d) as provided in (1) (a) any agreements which exist on the date hereof and (to the extent not otherwise permitted by this subsection 7.2C are listed on Schedule 7.2 hereto) and (b) to the extent agreements permitted by clause (a) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, refinancing, refunding, renewal or extension thereof so long as such modification, replacement, refinancing, refunding, renewal or extension does not expand the scope of the restrictions; (2) any agreement binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Company; (3) any agreement representing Indebtedness of a Subsidiary which is not a Loan Party which is permitted by subsection 7.1; (4) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such Joint Venture; (5) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under subsection 7.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or that expressly permits Liens for the benefit of Administrative Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis; (6) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; (7) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; or (8) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

7.3                               Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(i)                                     Investments in Cash and Cash Equivalents;

(ii)                                  Investments (a) by any Loan Party in any other Loan Party, (b) by any Subsidiary that is not a Loan Party in any Loan Party or in any other Subsidiary that is also not a Loan Party or (c) on or after January 1, 2010, by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed $5,500,000 at any time outstanding;

(iii)                               loans or advances to officers, directors, members of management, and employees of Holdings, Company or any of its Subsidiaries (a) for relocation and analogous ordinary business purposes, or (b) in connection with such Person’s purchase of Capital Stock of Holdings or its direct or indirect parent (or after the occurrence of a Qualifying IPO, of the Qualifying IPO Issuer) in an aggregate amount not to exceed $1,100,000 at any time outstanding;

(iv)                              Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from account debtors and other credits to suppliers in the ordinary course of business;

(v)                                 Investments consisting of Indebtedness, Liens, Contingent Obligations, Restricted Junior Payments, fundamental changes and dispositions of assets permitted by subsections 7.1, 7.2, 7.4, 7.5 and 7.7, respectively;

(vi)                              Investments in Hedge Agreements entered into in the ordinary course of business for the purpose of hedging against any Loan Party’s risk related to fluctuations in interest rates, currency values or commodity prices and not for speculative purposes;

(vii)                           Investments in the ordinary course of business consisting of (a) endorsements for collection or deposit or (b) customary trade arrangements with customers;

(viii)                        loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Junior Payments in respect thereof), Restricted Junior Payments permitted to be made to Holdings in accordance with subsection 7.5;

(ix)                                advances of payroll payments to employees in the ordinary course of business;

(x)                                   Investments to the extent the consideration paid therefor consists solely of Capital Stock of Holdings or made with the Net Securities Proceeds of the sale of Capital Stock of Holdings to the extent not required to prepay any Loans pursuant to subsection 2.4B(iii)(c);

(xi)                                Investments consisting of promissory notes issued to any Loan Party by future, present or former officers, directors, employees, members of management, or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings or its direct or indirect parent (or, after the occurrence of a Qualifying IPO, of the Qualifying IPO Issuer), to the extent the applicable Restricted Junior Payment is permitted by subsection 7.5;

(xii)                             [Reserved];

(xiii)                          Consolidated Capital Expenditures permitted by subsection 7.8;

(xiv)                         Investments owned on the Closing Date and described in Schedule 7.3 annexed hereto and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this subsection 7.3;

(xv)                            on or after January 1, 2010, acquisition of assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) having a fair market value not in excess of $16,500,000 in the aggregate; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall, and shall cause its Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to such acquisition if it results in a Person becoming a Subsidiary, (c) Company shall have demonstrated that, after giving effect to such acquisition and any Indebtedness to be incurred in connection therewith, it shall be in Pro Forma Compliance with the financial covenants set forth in subsection 7.6, (d) after giving effect to such acquisition, Company shall be in compliance with the terms of subsection 7.11, (e) as a result of such acquisition, Company shall not assume or become liable for Contingent Obligations that could reasonably be expected to have a Material Adverse Effect, and (f) no more than $8,250,000 of the aggregate purchase price of assets permitted to be acquired under this subsection 7.3(xv) shall be financed with cash of Company and its Subsidiaries;

(xvi)                         on or after January 1, 2010, Company and its Domestic Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,500,000, which other Investments may include Permitted Acquisitions;

(xvii)                      receipt and possession of promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7; and

(xviii)                   acquisition of Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim.

7.4                               Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                                     Contingent Obligations under Hedge Agreements entered into in the ordinary course of business for the purpose of hedging against any Loan Party’s risk related to fluctuations in interest rates, currency values or commodity prices and not for speculative purposes;

(ii)                                  Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets and Permitted Acquisitions;

(iii)                               Contingent Obligations under guarantees in the ordinary course of business;

(iv)                              Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

(v)                                 Contingent Obligations described in Schedule 7.4 annexed hereto and any Permitted Refinancing thereof;

(vi)                              Contingent Obligations arising under the guaranties of the obligations under the First Lien Credit Documents and Subordinated Indebtedness permitted under subsection 7.1;

(vii)                           Contingent Obligations consisting of take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(viii)                        obligations in respect of performance, stay, customs, appeal and surety bonds and performance and completion guarantees provided by Company or its Subsidiaries;

(ix)                                Contingent Obligations constituting reimbursement obligations with respect to letters of credit issued in the ordinary course in respect of workers’ compensation, unemployment insurance and other types of social security, to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations, securing insurance premiums or reimbursement obligations or liabilities under insurance policies, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a similar nature; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(x)                                   Contingent Obligations constituting Indebtedness permitted by subsection 7.1;

(xi)                                Guarantees by Company or its Subsidiaries of leases or of other obligations of Loan Parties that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(xii)                             Company and its Domestic Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations, when added to the aggregate principal amount of Indebtedness permitted under subsection 7.1(xix), shall at no time exceed $5,500,000.

7.5                               Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

(i)                                     [Reserved].

(ii)                                  Company may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(iii)                               [Reserved];

(iv)                              Company may convert any Subordinated Indebtedness to Capital Stock of Company, Holdings or any direct or indirect parent;

(v)                                 Company may make Restricted Junior Payments to Holdings (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $1,100,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay overhead and general administrative costs and expenses (including, without limitation, customary salary, bonus and other benefits payable to directors, officers and employees of Holdings), (b) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $2,200,000 in any Fiscal Year, to the extent necessary to permit Holdings to repurchase shares of Capital Stock (or options or warrants to acquire Capital Stock) from any future, present or former director, officer, member of management, employee or consultant of Holdings or any of its Subsidiaries (or the estate, heirs, family members, spouse or former spouse of any of the foregoing); provided that the aggregate unused amounts in any Fiscal Year may be carried over to the next succeeding Fiscal Year so long as the total aggregate amount permitted in any Fiscal Year, after giving effect to such carryover, does not exceed $4,400,000; (c) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and each Subsidiary that files on a consolidated return basis with Holdings, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose (or to make a Restricted Junior Payment to its direct or indirect parent to enable it to make such payment so long as the amount is applied for such purpose); provided, that (A) the amount of such Restricted Junior Payment shall not exceed the aggregate amount that Holdings and each Subsidiary that files on a consolidated return basis with Holdings would be required to pay in respect of federal, state and local taxes were Holdings and each such Subsidiary to pay such taxes as stand-alone taxpayers, (B) all Restricted Junior Payments made to Holdings pursuant to this subsection (v)(c) must be used by Holdings for the purposes specified herein within 45 days of the receipt thereof, and (C) Holdings and each Subsidiary shall promptly provide any information requested by the Administrative Agent reasonably necessary for the Administrative Agent to verify the accuracy and timeliness of any Restricted Junior Payments made pursuant to this subsection (v)(c), (d) to the extent permitted pursuant to subsection 7.9(ii), (e) the proceeds of which shall be used by Holdings to pay customary indemnification claims made by directors, officers, members of management, employees or consultants of Holdings attributable to the ownership or operations of Company and its Subsidiaries; (f) the proceeds of which shall be used by Holdings to pay franchise or similar taxes and other similar out-of-pocket fees and expenses required to maintain Holdings’ corporate existence (or to make a Restricted Junior Payment to its direct or indirect parent to enable it to make such payment so long as the amount is applied for such purpose); (g) to finance any Investment permitted to be made pursuant to subsection 7.3; provided that (A) such Restricted Junior Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to Company or another Loan Party or (2) the merger (to the extent permitted in subsection 7.7) of the Person formed or acquired into Company or one or more other Loan Party in order to consummate such Investment; (h) the proceeds of which shall be used by Holdings to pay fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement; and (i) the proceeds of which shall be used to (or to make Restricted Junior Payments to Holdings’ direct or indirect parent to enable it to) make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings (or such parent) or its Subsidiaries;

(vi)                              each Subsidiary may make Restricted Junior Payments to Company and to any other Loan Party (and, in the case of a Restricted Junior Payment by a non-wholly owned Subsidiary that is not a Loan Party, to (a) Company or another Subsidiary and (b) each other owner of Capital Stock of such non-wholly owned Subsidiary based on their relative ownership interests);

(vii)                           to the extent constituting Restricted Junior Payments, Company and its Subsidiaries may enter into transactions expressly permitted by subsection 7.7 or 7.9;

(viii)                        Company or its Subsidiaries may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or payments of Taxes made by Company or its Subsidiaries in respect of options or warrants exercised or vested in connection therewith;

(ix)                                from and after a Qualifying IPO of Company, Company may make the Restricted Junior Payments permitted to be made by Holdings under this subsection 7.5; and

(x)                                   Company and its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person.

7.6                               Financial Covenants.

A.                                   Minimum Interest Coverage Ratio.  Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending as of each date set forth below, to be less than the correlative ratio indicated as of such date:

Period Ending	Minimum Interest Coverage Ratio

June 30, 2010	1.28:1.00
September 30, 2010	1.28:1.00
December 31, 2010	1.35:1.00

March 31, 2011	1.35:1.00
June 30, 2011	1.57:1.00
September 30, 2011	1.70:1.00
December 31, 2011	1.80:1.00

March 31, 2012	1.80:1.00
June 30, 2012	1.80:1.00
September 30, 2012	1.80:1.00
December 31, 2012	1.80:1.00

March 31, 2013	1.80:1.00
June 30, 2013	1.80:1.00
September 30, 2013	1.80:1.00
December 31, 2013	1.80:1.00

B.                                     Maximum Leverage Ratio.  Company shall not permit the Consolidated Senior Leverage Ratio as of the dates set forth below to exceed the correlative ratio indicated as of such date:

Date of Determination	Maximum Leverage Ratio

June 30, 2010	7.89:1.00
September 30, 2010	7.89:1.00
December 31, 2010	7.36:1.00

March 31, 2011	7.36:1.00
June 30, 2011	6.56:1.00
September 30, 2011	5.85:1.00
December 31, 2011	5.27:1.00

March 31, 2012	5.27:1.00
June 30, 2012	4.66:1.00
September 30, 2012	4.08:1.00
December 31, 2012	3.59:1.00

Date of Determination	Maximum Leverage Ratio

March 31, 2013	3.59:1.00
June 30, 2013	3.10:1.00
September 30, 2013	2.64:1.00
December 31, 2013	2.17:1.00

7.7                               Restriction on Fundamental Changes; Asset Sales; Issuance of Capital Stock.

A.                                   Fundamental Changes.  Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

(i)                                     any Subsidiary may merge or consolidate with or liquidate into (a) Company (including a merger, the purpose of which is to reorganize Company into a new jurisdiction); provided that Company shall be the continuing or surviving Person, or the continuing or surviving Person shall expressly assume the obligations of Company under the Loan Documents in a manner reasonably acceptable to Administrative Agent, or (b) any one or more other Subsidiaries; provided that when any such Subsidiary that is a Loan Party is merging with another Subsidiary, (1) a Loan Party shall be the continuing or surviving Person or (2) to the extent constituting an Investment, such Investment must be an Investment permitted by subsection 7.3;

(ii)                                  so long as no Event of Default exists or would result therefrom, Company or any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to subsection 7.3; provided that (a) if the continuing or surviving Person is a Subsidiary, such Subsidiary shall have complied with the requirements of subsections 6.8 and 6.9, (b) to the extent constituting an Investment, such Investment must be permitted under subsection 7.3 and (c) if Company is a party thereto, Company shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of Company under the Loan Documents in a manner reasonably acceptable to Administrative Agent;

(iii)                               any Subsidiary of Company may consummate a merger, dissolution, liquidation, consolidation or winding up, the purpose of which is to effect an Asset Sale permitted pursuant to subsection 7.7B;

(iv)                              Company may merge with one of its Subsidiaries for the purpose of effecting an Investment permitted pursuant to subsection 7.3; provided that Company shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of Company under the Loan Documents in a manner reasonably acceptable to Administrative Agent;

(v)                                 any Subsidiary of Company may liquidate, wind up or dissolve; provided that Company determines in good faith that such liquidation, winding up or dissolution is in the best interests of Company and is not materially disadvantageous to the Lenders; provided, further, that Company shall deliver a written notice to

Administrative Agent five (5) Business Days prior to the intended liquidation, winding up or dissolution of such Subsidiary notifying Administrative Agent of the same, together with an Officer’s Certificate certifying that such liquidation, winding up or dissolution is in the best interests of Company and is not materially disadvantageous to the Lenders; and

(vi)                              Panolam Holdings II Co. may merge with and into Company.

B.                                     Asset Sales.  Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale, except:

(i)                                     sales of inventory in the ordinary course of business;

(ii)                                  sales or other dispositions of Cash and Cash Equivalents;

(iii)                               sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection;

(iv)                              sales of assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,100,000 or less; provided that (a) the consideration received for such assets is in an amount at least equal to the fair market value thereof and (b) the aggregate value of all assets sold pursuant to this subsection 7.7B(iv) shall not exceed $5,500,000;

(v)                                 dispositions of obsolete, worn out or surplus property or property no longer useful in the business of Company and its Subsidiaries in the ordinary course of business;

(vi)                              Asset Sales having a fair market value not in excess of $5,500,000 in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) at least 80% of the consideration received shall be Cash or Cash Equivalents; (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a); provided, further, that if any such Asset Sale involves the issuance of Capital Stock, such Asset Sale shall comply with subsection 7.7C;

(vii)                           in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(viii)                        Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(ix)                                [Reserved];

(x)                                   any Foreign Subsidiary may from time to time sell U.S. Dollar-denominated accounts receivable to Company or a Domestic Subsidiary so long as (1) such accounts receivable are, in the good faith judgment of the management of Company, collectable in accordance with their terms and sold for a purchase price not exceeding the face amount thereof (without giving effect to any write down or write off thereof) and (2) the aggregate uncollected face amount of such accounts receivable  purchased by Company or a Subsidiary Guarantor does not exceed $6,600,000 at any time outstanding;

(xi)                                Assets Sales of tangible property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Assets Sale are promptly applied to the purchase price of such replacement property;

(xii)                             Asset Sales by Company or any Subsidiary to Company or any Subsidiary (including (1) any Asset Sale effected pursuant to a merger, consolidation, liquidation or dissolution and (2) sales of all or substantially all of such transferor’s assets (upon voluntary liquidation or otherwise)); provided that if the transferor of such property is a Loan Party (a) the transferee thereof must either be a Loan Party or (b) to the extent such transaction constitutes an Investment, such transaction is permitted under subsection 7.3;

(xiii)                          Asset Sales by Company or its Subsidiaries of property pursuant to sale-leaseback transactions; provided that (a) the fair market value of all property so disposed of shall not exceed $5,500,000 from and after the Closing Date and (b) the purchase price for such property shall be paid to Company or its Subsidiaries for not less than 75% cash consideration;

(xiv)                         leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries;

(xv)                            transfers of property subject to any casualty or condemnation or eminent domain (or deed in lieu thereof) upon receipt of the Net Insurance/Condemnation Proceeds of such event;

(xvi)                         Asset Sales in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Company, are not material to the conduct of the business of Company and its Subsidiaries;

(xvii)                      Asset Sales of Investments in Joint Ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(xviii)                   [Reserved];

(xix)                           voluntary terminations of Hedge Agreements; and

(xx)          Asset Sales to the extent constituting an Investment permitted by subsection 7.3, a fundamental change permitted by subsection 7.7A (so long as any Asset Sale pursuant to a liquidation permitted pursuant to subsection 7.7A shall be done on a pro rata basis among the equity holders of the applicable Subsidiary), a Restricted Junior Payment permitted by subsection 7.5 or a Lien permitted by subsection 7.2.

C.            Issuances of Capital Stock.  Other than a Permitted Cure Issuance, no issuance (including, without limitation, any issuance in connection with the conversion of any Loan) of the Capital Stock of any Loan Party shall be consummated during the two-week period immediately preceding the last day of each Fiscal Quarter. Sales of Capital Stock permitted by subsection 7.7B shall not be restricted by this subsection 7.7C, but nothing in this subsection 7.7C shall permit any Asset Sale involving the sale of Capital Stock not otherwise permitted hereunder.

7.8                               Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, for any four-Fiscal Quarter period ending as of each date set forth, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such date:

Period Ending	Maximum Consolidated Capital Expenditures

June 30, 2010	$5,142,500
September 30, 2010	$5,294,300
December 31, 2010	$5,445,000

March 31, 2011	$5,596,800
June 30, 2011	$5,747,500
September 30, 2011	$5,899,300
December 31, 2011	$6,050,000

March 31, 2012	$6,201,800
June 30, 2012	$6,352,500
September 30, 2012	$6,504,300
December 31, 2012	$6,655,000

March 31, 2013	$6,806,800
June 30, 2013	$6,957,500
September 30, 2013	$7,109,300
December 31, 2013	$7,260,000

; provided that any Consolidated Capital Expenditures constituting a Permitted Acquisition shall not be included in the foregoing limitations.

7.9                               Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to:

(i)            any transaction between Holdings and any of its Subsidiaries not prohibited by this Agreement;

(ii)           reimbursement of reasonable out-of-pocket costs and expenses of members of the Governing Bodies of Holdings and its Subsidiaries (or after a Qualifying IPO of Company, of Company), and reasonable and customary fees paid to such members who are not employed by Company, any other Loan Party, any Equity Holder, any Affiliate of any Equity Holder or any Permitted Successor of any Equity Holder (or an immediate family member of an employer of any of the foregoing);

(iii)          [Reserved];

(iv)          [Reserved];

(v)           equity issuances to Affiliates otherwise permitted under this Agreement;

(vi)          employment and severance arrangements between Company and any of its Subsidiaries and their officers and employees in the ordinary course of business;

(vii)         payments by Company and its Subsidiaries pursuant to tax sharing agreements, if any, solely among Holdings and its Domestic Subsidiaries on customary terms;

(viii)        transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)           Restricted Junior Payments permitted under subsection 7.5; and

(x)            indemnification payments to officers or directors of Holdings and its Subsidiaries.

7.10                        Conduct of Business By Holdings.

Prior to a Qualifying IPO of Company, Holdings shall not (i) engage in any business other than in connection with or incidental to (a) purchasing and owning the Capital Stock of Company, (b) issuing and selling its Capital Stock or options or warrants in respect thereof, (c) entering into and performing its obligations under and in accordance with the Loan Documents and First Lien Credit Documents to which it is a party and (d) other activities contemplated by this subsection 7.10 or (ii) own any assets other than (a) the Capital Stock of Company, (b) Cash and Cash Equivalents for the purpose of paying general operating expenses of Holdings and (c) pursuant to a purchase or acquisition of all or substantially all of the property and assets or business or a division of a Person, or all of the Capital Stock in a Person, provided that immediately upon such purchase or acquisition the same is contributed to Company or (iii) have any Indebtedness or other liability other than its obligations under the Holdings Guaranty and First Lien Holdings Guaranty or other unsecured Indebtedness of Holdings which (x) does not require any cash payment until the Maturity Date and (y) does not mature earlier than 180 days after the Maturity Date, and (z) is otherwise on terms reasonably satisfactory to the Administrative Agent, provided that the amount thereof, when taken together with Indebtedness incurred or maintained pursuant to subsection 7.1(xv), does not exceed the maximum principal amount of Indebtedness permitted under subsection 7.1(xv), and provided further that the proceeds thereof are contributed to Company as common equity.

7.11                        Conduct of Business by Company.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any material business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar, related or ancillary businesses.

7.12                        Amendments to Organizational Documents; Amendments of Documents Relating to Subordinated Indebtedness.

A.            Amendments to Organizational Documents.  Holdings shall not agree to any material amendment to, or otherwise change any material terms of, its Organizational Documents, in a manner materially adverse to Holdings or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent and Requisite Lenders.

B.            Amendments of First Lien Credit Documents.  Company shall not, and shall not permit any of its Subsidiaries to amend or otherwise change the terms of the First Lien Credit Documents in any manner inconsistent with the terms of the Intercreditor Agreement.

C.            Amendments of Documents Relating to Subordinated Indebtedness.  Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, accelerate any dates upon which payments of principal or interest are due thereon, change any event of default in a manner materially adverse to Company or Lenders, change the redemption, mandatory prepayment or defeasance provisions thereof in a manner materially adverse to Company or Lenders, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any material additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to Company or Lenders.

7.13                        Fiscal Year.

Company shall not change its Fiscal Year-end from December 31.

Section 8.                                          EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by Company to pay (i) any installment of principal of the Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise or (ii) any interest on the Loan, any fee or any other amount due under this Agreement within five Business Days after the date due; or

8.2                               Default in Other Agreements.

(i)            The acceleration of maturity of any of the loans or the termination of any of the commitments under the First Lien Credit Agreement in connection with any default or event of default thereunder or the exercise of any remedies against Collateral consisting of cash pursuant to the Account Control Agreements by the First Lien Agent or the First Lien Lenders in connection with such default or event of default; or

(ii)           Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $5,500,000 or more or with an aggregate principal amount of $5,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(iii)          breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (ii) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (after the giving or receiving of notice, lapse of time, both, or otherwise); provided that this subsection 8.2(iii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is paid in full upon the consummation of such sale or (y) Indebtedness or Contingent Obligations under the First Lien Credit Agreement; or

8.3                               Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in Section 7 of this Agreement; provided, however, that Company shall have the right to cure an Event of Default under the financial covenants set forth in subsection 7.6 by applying as an addition to Consolidated EBITDA, the Net Securities Proceeds of any issuance of Capital Stock of Holdings to the Permitted Holders, their Affiliates and any other Person making a co-investment with the Permitted Holders and/or their Affiliates, solely to the extent that such Net Securities Proceeds (A) are actually received by Holdings no later than fifteen (15) Business Days after Company delivers a written notice to Administrative Agent of its intent to cure such Event of Default, such notice to be delivered with the Compliance Certificate required pursuant to subsection 6.1F(ii) with respect to the relevant Fiscal Quarter, (B) do not exceed the aggregate amount necessary to cure such Event of Default under subsection 7.6 of the First Lien Credit Agreement or, after the Discharge of First Lien Obligations, subsection 7.6 hereof, for any applicable period (each, a “Permitted Cure Issuance”), it being understood that this proviso may not be relied on for purposes of calculating any financial ratios other than as applicable to subsection 7.6, and (C) are applied as a mandatory prepayment of Indebtedness under the First Lien Credit Agreement in accordance with the terms thereof or, after the Discharge of First Lien Obligations, of the Loans in accordance with subsection 2.4(B)(iii)(c)(2); provided that (1) no more than two Permitted Cure Issuances may be made in any four consecutive Fiscal Quarter period, (2) no more than three Permitted Cure Issuances may be made during the period beginning on the Closing Date until the Obligations are paid in full, and (3) the aggregate amount of Net Securities Proceeds applied as additions to Consolidated EBITDA pursuant to all Permitted Cure Issuances shall not exceed $15,000,000; provided, further that to the extent the receipt of any Net Securities Proceeds of any Permitted Cure Issuance is an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the foregoing and, as a result thereof, any Event of Default of the covenants set forth in subsection 7.6 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period and such addition to Consolidated EBITDA shall apply to any period of four consecutive Fiscal Quarters that includes the Fiscal Quarter in respect of which such addition was made; provided still further, that in no event prior to the Discharge of First Lien Obligations shall any Permitted Cure Issuance be exercised by Company hereunder unless Company simultaneously exercises a Permitted Cure Issuance under (and as defined in) the First Lien Credit Agreement to cure an Event of Default thereunder with respect to the same financial covenant that the Company seeks to cure by a Permitted Cure Issuance hereunder; or

8.4                               Breach of Warranty.

Any representation, warranty, certification or other statement of fact made by Company or any of its Subsidiaries in any Loan Document or in any certificate at any time delivered by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any covenant or agreement contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)            A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not controverted within 30 days or remains unstayed or undischarged for a period of 60 days; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)           an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)            Holdings, Company or any of its Subsidiaries shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or

(ii)           Holdings, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution of the actions referred to in clause (i) above or this clause (ii); or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,500,000 or (ii) in the aggregate at any time an amount in excess of $5,500,000, in either case to the extent not adequately covered by insurance as to which a solvent insurance company has been notified of such judgment and has not denied coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

8.9                               Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

8.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate result in or could reasonably be expected to result in a Material Adverse Effect; or

8.11                        Change in Control.

A Change in Control shall have occurred; or

8.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any material provision thereof, for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected Second Priority Lien in any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $1,100,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, other than as a result of repayment in full of the Obligations, under any Loan Document or any provision thereof to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable; provided that from the date of delivery of a written notice to Administrative Agent of the intent to cure an Event of Default with a Permitted Cure Issuance in accordance with subsection 8.3 above until the date that is 15 Business Days thereafter, neither Administrative Agent nor the Lenders shall exercise any such remedies with respect to any Event of Default under subsection 8.3 addressed in such notice; provided further that, the provisions of this Article 8 shall be subject to the terms of the Intercreditor Agreement.

Section 9.                                          ADMINISTRATIVE AGENT

9.1                               Appointment.

A.            Appointment of Administrative Agent.  Apollo Agent is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Apollo Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof (other than subsection 9.5 and subsection 9.6).  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1F) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B.            Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.            Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                               Powers and Duties; General Immunity.

A.                                   Powers; Duties Specified.

(i)            Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

(ii)           Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

B.                                     No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Company to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan

Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Unless and until Administrative Agent has received written notice of an Event of Default or a Potential Event of Default from Holdings or Company, or of an alleged Event of Default or Potential Event of Default from any Lender, Administrative Agent shall not be deemed to have knowledge of any Event of Default, Potential Event of Default or alleged Event of Default.  Except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information related to Holdings, Company or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

C.            Exculpatory Provisions.  Neither Administrative Agent nor any of its Related Parties shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct.  Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), notice, request, certificate, consent, statement, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it (and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants experts or other professional advisors), and shall be further entitled to rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.            Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

A.                                   To the extent determined by the Administrative Agent to be required by any applicable law, the Administrative Agent may withhold from any interest, fee or other payment to any Lender (including with respect to any Participant of such Lender) an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Government Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties and interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

B.                                     Except as set forth in subsection 9.4A, each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its Related Parties to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting solely from Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Resignation of Administrative Agent; Successor Administrative Agent.

Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent, subject, except during the existence of an Event of Default under subsection 8.1, 8.6 or 8.7, to the consent of Company (which consent shall not be unreasonably withheld).  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, after consulting with Company, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9.6                               Collateral Documents and Second Lien Guaranties.

Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Second Lien Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Second Lien Guaranties; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Second Lien Guaranties or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement, the applicable Collateral Document or the Intercreditor Agreement), in each case without the prior consent of the Lenders required pursuant to subsection 10.6; provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement, to which the Lenders required pursuant to subsection 10.6 have otherwise consented or that is as otherwise provided in the Intercreditor Agreement, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than a Domestic Subsidiary of Company) pursuant to a sale or other disposition permitted hereunder, to which the Lenders required pursuant to subsection 10.6 have otherwise consented or that is otherwise provided in the Intercreditor Agreement, or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by clauses (i)-(xvi), (xviii)-(xx), (xxii) and (xxiii) of subsection 7.2A; provided that, in the case of a sale of such item of Collateral or stock referred to in clauses (a) or (b) above, the requirements of subsection 10.13 are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Second Lien Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Second Lien Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7                               Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company and subject to the terms of the Intercreditor Agreement, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                                     to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)                                  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.                                   MISCELLANEOUS

10.1                        Successors and Permitted Assigns; Assignments and Participations in Loans .

A.                                   General.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                                     Assignments.

(i)                                     Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000 or an integral multiple thereof; provided that simultaneous assignments to two or more related Funds shall be treated as one assignment for purposes of determining whether such minimum assignment requirements are met, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee Company shall not be obligated to pay except as required hereunder, and provided that only one such fee shall be payable in connection with simultaneous assignments to or by related Funds), and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent and (2), if no Event of Default has occurred and is continuing under subsection 8.1, 8.6 or 8.7, Company, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided that no consent of Company shall be required with respect to any assignment to a Lender, any Affiliate of a Lender or any Approved Fund.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.8B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto.  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1G, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit I annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of outstanding Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)                                  Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii)                               Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Company or any Subsidiary under this Agreement; (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender); and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iii), any SPC may (i) without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender (with notice to, but without the prior written consent of, Company and Administrative Agent) or to any financial institutions (with prior written consent of Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

C.                                     Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Notwithstanding the foregoing, any Lender may sell participations to any Equity Holder or any Permitted Successor of any Equity Holder; provided that (a) each of the selling Lender and purchasing Equity Holder (or Permitted Successor of such Equity Holder) shall deliver to Administrative Agent prior written notice of such participation sale and (b) such Participant shall deliver to Administrative Agent information reasonably requested by the Administrative Agent about such Participant (akin to the information required to be delivered pursuant to subsection 10.1B(i)(c).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (A) the extension of (1) the Maturity Date or (2) the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (B) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsection 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent.  No Participant shall be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant specifically agrees (and references the obligations of Company under subsection 2.7), for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender.  In the event that a Lender sells a participation, Lender shall maintain, acting solely for this purpose as a non-fiduciary agent of the Administrative Agent and Company, a register on which it enters the name of all participants in the Registered Loan held by such Lender and the principal amount thereof (and stated interest thereon) (as to each Lender, the “Participant Register”).  Each Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by Company and the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

D.                                    Pledges and Assignments.  Any Lender may, without the consent of the Administrative Agent or Company, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.                                      Information.  Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to permitted assignees and participants (including prospective assignees and participants), subject to subsection 10.18.

F.                                      Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course of business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.2                        Expenses.

Company agrees to pay Administrative Agent promptly (i) all reasonable out-of-pocket costs and expenses of Administrative Agent for the negotiation, preparation, syndication, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, including all reasonable out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent in connection therewith; (ii) all reasonable out-of-pocket costs and expenses of perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of outside counsel to Administrative Agent; (iii) all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; and (iv) all reasonable out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral.  Company agrees to pay Administrative Agent or Lender promptly all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees of one counsel to Administrative Agent and the Lenders (except that in the case of a bona fide conflict of interest the attorney’s fees of one additional counsel shall be included, so that counsel may be retained for the benefit of the Administrative Agent on the one hand and the Lenders on the other hand), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) after the occurrence of an Event of Default or pursuant to any insolvency or bankruptcy proceedings.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and each Related Party of the foregoing, together with the successors and permitted assigns of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from (i) the gross negligence or willful misconduct or material breach of the Loan Documents of such Indemnitee as determined by a final judgment of a court of competent jurisdiction or (ii) any claim, litigation, investigation or proceeding that does not involve an act, omission or material breach by Company or any of its Affiliates of the Loan Documents and that is brought by an Indemnitee against another Indemnitee unless brought by a Lender against Administrative Agent in its capacity as such.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel (including costs of one special or local counsel for Indemnitees in each appropriate jurisdiction), provided, however, that all Indemnitees use a single outside counsel of each type, except that in the case of a bona fide conflict of interest, the costs of one additional counsel shall be included, so that counsel may be retained for the benefit of the Administrative Agent on the one hand and the Lenders on the other hand) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to continue the Loans hereunder, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Second Lien Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default after obtaining the prior written consent of Administrative Agent each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including any and all Trust Funds and Trust Fund Accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1C.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(i)                                     each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the Maturity Date, or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable or (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee);

(ii)                                  each Lender, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” or (2) change in any manner or waive the provisions contained in subsection 10.5 or this subsection 10.6;

(iii)                               Lenders having or holding 95% or more of the aggregate Loan Exposure of all Lenders, (1) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral, (2) release Holdings from its obligations under the Holdings Guaranty or (3) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents and the Intercreditor Agreement.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of Section 9 shall be effective without the written concurrence of Administrative Agent and (iii) of the Intercreditor Agreement shall be effective (subject to the last paragraph of this Section 10.06) without the written concurrence of the Requisite Lenders.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

Administrative Agent and Company may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

10.7                        Notices; Effectiveness of Signatures.

A.                                   Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent under Sections 2 and 3 shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and

(ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent and Company.  As agreed to among Holdings, Company, the Administrative Agent and the applicable Lender from time to time, notices and other communications may also be delivered by e-mail to the e-mail addresses of a representative of the applicable Person provided from time to time by such Person.

B.                                     Company hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Company, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Potential Event of Default or Event of Default under this Agreement or any other Loan Document or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing of Loans or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, Company agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

C.                                     Company hereby acknowledges that (i) the Administrative Agent will make available to the Lenders the information provided by or on behalf of Company hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Company or its securities) (each, a “Public Lender”). Company hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” Company shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Company or its securities for purposes of United States federal and state securities laws; (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as appropriate for Public Lenders and (d) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as appropriate for Public Lenders.  Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Company notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loans.

D.                                    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

E.                                      The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on its signature page hereto shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

F.                                      Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.8                        Survival of Representations, Warranties and Agreements.

A.                                   All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans.

B.                                     Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.7, 10.2, 10.3, 10.16 and 10.17 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.16B and 10.17 shall survive the payment of the Loans and the termination of this Agreement.

10.9                        Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10                 Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11                 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.12                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, each of the parties hereto shall not assert, and hereby waives, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.13                 Release of Security Interest or Second Lien Guaranty.

Subject to the terms of the Intercreditor Agreement, upon the proposed sale or other disposition of any Collateral to any Person (other than a Domestic Subsidiary of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented (or such greater number of Lenders as required under subsection 10.6), or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than Company or a Domestic Subsidiary of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented (or such greater number of Lenders as required under subsection 10.6), for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale pursuant to subsection 7.7B(vi), (xiii) or (xvii), shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, subject to the terms of the Intercreditor Agreement, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.14                 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS

LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.15                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or fiduciary duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.16                 Consent to Jurisdiction and Service of Process.

A.            EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, SUCH FEDERAL COURT AND THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

B.            EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES:

(i)            WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(ii)           AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY

REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.7;

(iii)          AGREES THAT SERVICE AS PROVIDED IN CLAUSE (ii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND

(iv)          AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.17                 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18                 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) in connection with the transactions contemplated hereby, (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement in connection with the transactions contemplated hereby, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.18, to any pledgee under subsection 10.1D, or Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of Company, (h) to the extent such information becomes publicly available prior to delivery by Company other than as a result of a breach of this subsection 10.18 or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to Administrative Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.19                 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of such document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.20                 USA Patriot Act.

Each Lender and Administrative Agent hereby notifies Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender and Administrative Agent to identify such Loan Party in accordance with the Patriot Act.

10.21                 Entire Agreement; No Third Party Beneficiaries.

This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.

10.22                 Intercreditor Agreement.

Reference is made to the Intercreditor Agreement, dated as of December 23, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Borrower, Holdings, Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holding Corp., Nevamar Holdco, LLC, Nevamar Company, LLC, the other Subsidiaries of Borrower and Holdings from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as First Lien Collateral Agent (as defined therein), and Apollo Agent, as Second Lien Collateral Agent (as defined therein).  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to Company, and such lenders are intended third party beneficiaries of such provisions.

10.23                 Legend.

THE LOANS HAVE BEEN ISSUED WITH OID FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE LOANS MAY BE OBTAINED BY

WRITING TO THE ADMINISTRATIVE AGENT AT THE ADDRESS IDENTIFIED AS THE NOTICE ADDRESS ON THE ADMINISTRATIVE AGENT’S SIGNATURE PAGE.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

PANOLAM INDUSTRIES INTERNATIONAL, INC.

	By:	/s/ ROBERT J. MULLER, JR.
Name: Robert J. Muller, Jr.
Title: President and Chief Executive Officer

Notice Address:

20 Progress Drive
Shelton, Connecticut 06484

With a copy (which shall not constitute notice) to:

Panolam Industries International, Inc.
20 Progress Drive
Shelton, Connecticut 06484
Attention: Jeffrey Muller
Facsimile: (203) 225-0051

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201-6950
Attention: Angela L. Fontana
Facsimile: (214) 746-7777

Signature Page to Second Lien Credit Agreement

HOLDINGS:

PANOLAM HOLDINGS CO.

	By:	/s/ ROBERT J. MULLER, JR.
Name: Robert J. Muller, Jr.
Title: President and Chief Executive Officer

Notice Address:

20 Progress Drive
Shelton, Connecticut 06484

With a copy (which shall not constitute notice) to:

Panolam Industries International, Inc.
20 Progress Drive
Shelton, Connecticut 06484
Attention: Jeffrey Muller
Facsimile: (203) 225-0051

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201-6950
Attention: Angela L. Fontana
Facsimile: (214) 746-7777

Signature Page to Second Lien Credit Agreement

APOLLO LAMINATES AGENT, LLC,
individually and as Administrative Agent

By:	/s/ JOSEPH D. GLATT
Name: Joseph D. Glatt
Title: Vice President and Assistant Secretary

Notice Address:

APOLLO LAMINATES AGENT, LLC
c/o Apollo Capital Management, L.P.
9 West 57th Street, 37th Floor
New York, New York 10019
Attn:	Lacary Sharpe
Tel:	212.822.0813
Fax:	646.607.0197
Email:	lsharpe@apollocapital.com

Payment Instructions:

Signature Page to Second Lien Credit Agreement